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                         INVESTMENT COMPANY BLANKET BOND
                      NATIONAL UNION FIRE INSURANCE COMPANY
                               OF PITTSBURGH, PA.
           (A Stock Insurance Company, Herein Called the Underwriter)

                               Bond No. 492-08-52

DECLARATIONS

ITEM 1. Name of Insured (herein called Insured): NATIONS FUND TRUST

     Principal Address   100 FEDERAL STREET
                         BOSTON, MA 02110

ITEM 2. Bond Period: from 12:01A.M. JUNE 15, 2005 TO JUNE 15, 2006 the effective date of the termination or cancellation of this bond, standard time at the Principal Address as to each of said dates.

ITEM 3. Limit of Liability--Subject to Sections 9, 10 and 12 hereof,

Amount applicable to

                                                        Limit of Liability   Deductible
                                                        ------------------   ----------
Insuring Agreement (A)-FIDELITY                             $20,000,000       $100,000
Insuring Agreement (B)-AUDIT EXPENSE                        $20,000,000       $100,000
Insuring Agreement (C)-ON PREMISES                          $20,000,000       $100,000
Insuring Agreement (D)-IN TRANSIT                           $20,000,000       $100,000
Insuring Agreement-(E)-FORGERY OR ALTERATION                $20,000,000       $100,000
Insuring Agreement (F)-SECURITIES                           $20,000,000       $100,000
Insuring Agreement (G)-COUNTERFEIT CURRENCY                 $20,000,000       $100,000
Insuring Agreement (H)-STOP PAYMENT                         $20,000,000       $100,000
Insuring Agreement (I)-UNCOLLECTIBLE ITEMS OF DEPOSIT       $20,000,000       $100,000
ADDITIONAL COVERAGES TO BE ADDED:
Insuring Agreement (J)-COMPUTER SYSTEMS                     $20,000,000       $100,000
Insuring Agreement (K)-VOICE INITIATED TRANSFER FRAUD       $20,000,000       $100,000
Insuring Agreement (L)-TELEFACSIMILE TRANSFER FRAUD         $20,000,000       $100,000
Insuring Agreement (M)-AUTOMATED PHONE SYSTEM               $20,000,000       $100,000

          If "Not Covered" is inserted above opposite any specified Insuring Agreement or Coverage, such Insuring Agreement or Coverage and any other reference thereto in this bond shall be deemed to be deleted therefrom.

ITEM 4. Offices or Premises Covered--Offices acquired or established subsequent to the effective date of this bond are covered according to the terms of General Agreement A. All the Insured's offices or premises in existence at the time this bond becomes effective are covered under this bond except the offices or premises located as follows: NO EXCEPTIONS.

ITEM 5. The liability of the Underwriter is subject to the terms of the following riders attached hereto: ENDORSEMENTS NO. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14

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ITEM 6. The Insured by the acceptance of this bond gives to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) such termination or cancellation to be effective as of the time this bond becomes effective.


                                        By: /s/ John Keogh
                                            ------------------------------------
                                            Authorized Representative

                         INVESTMENT COMPANY BLANKET BOND

The Underwriter, in consideration of an agreed premium, and subject to the Declarations made a part hereof, the General Agreements, Conditions and Limitations and other terms of this bond, agrees with the Insured, in accordance with the Insuring Agreements hereof to which an amount of insurance is applicable as set forth in Item 3 of the Declarations and with respect to loss sustained by the Insured at any time but discovered during the Bond Period, to indemnify and hold harmless the Insured for:

                               INSURING AGREEMENTS

(A)  FIDELITY

     Loss resulting from any dishonest or fraudulent act(s), including Larceny or Embezzlement committed by an Employee, committed anywhere and whether committed alone or in collusion with others, including loss of Property resulting from such acts of an Employee, which Property is held by the Insured for any purpose or in any capacity and whether so held gratuitously or not and whether or not the Insured is liable therefor.

     Dishonest or fraudulent act(s) as used in this Insuring Agreement shall mean only dishonest or fraudulent act(s) committed by such Employee with the manifest intent:

     (a)  to cause the Insured to sustain such loss; and

     (b) to obtain financial benefit for the Employee, or for any other person or organization intended by the Employee to receive such benefit, other than salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits earned in the normal course of employment.

(B)  AUDIT EXPENSE

     Expense incurred by the Insured for that part of the costs of audits or examinations required by any governmental regulatory authority to be conducted either by such authority or by an independent accountant by reason of the discovery of loss sustained by the Insured through any dishonest or fraudulent act(s), including Larceny or Embezzlement of any of the Employees. The total liability of the Underwriter for such expense by reason of such acts of any Employee or in which such Employee is concerned or implicated or with respect to any one audit or examination is limited to the amount stated opposite Audit Expense in Item 3 of the Declarations; it being understood, however, that such expense shall be deemed to be a loss sustained by the Insured through any dishonest or fraudulent act(s), including Larceny or Embezzlement of one or more of the Employees and the liability under this paragraph shall be in addition to the Limit of liability stated in Insuring Agreement (A) in Item 3 of the Declarations.

(C)  ON PREMISES

     Loss of Property (occurring with or without negligence or violence) through robbery, burglary, Larceny, theft, holdup, or other fraudulent means, misplacement, mysterious unexplainable disappearance, damage thereto or destruction thereof, abstraction or removal from the possession, custody or control of the Insured, and loss of subscription, conversion, redemption or deposit privileges through the misplacement or loss of Property, while the Property is (or is supposed or believed by the Insured to be) lodged or deposited within any offices or premises located anywhere, except in an office listed in Item 4 of the Declarations or amendment thereof or in the mail or with a carrier for hire other than an armored motor vehicle company, for the purpose of transportation.

                              Offices and Equipment

     (1) Loss of or damage to, furnishings, fixtures, stationery, supplies or equipment, within any of the Insured's offices covered under this bond caused by Larceny or theft in, or by burglary, robbery or holdup of such office, or attempt thereat, or by vandalism or malicious mischief; or

     (2) loss through damage to any such office by Larceny or theft in, or by burglary, robbery or holdup of such office or attempt thereat, or to the interior of any such office by vandalism or malicious mischief provided, in any even, that the Insured is the owner of such offices, furnishings, fixtures, stationery, supplies or equipment or is legally liable for such loss or damage, always excepting, however, all loss or damage through fire.

(D)  IN TRANSIT

     Loss of Property (occurring with or without negligence or violence) through robbery, Larceny, theft, holdup, misplacement, mysterious unexplainable disappearance, being lost or otherwise made away with, damage thereto or destruction thereof, and loss of subscription, conversion, redemption or deposit privileges through the misplacement or loss of Property, while the Property is in transit anywhere in the custody of any person or persons acting as messenger, except while in the mail or with a carrier for hire, other than an armored motor vehicle company, for the purpose of transportation, such transit to begin immediately upon receipt of such Property by the transporting person or persons, and to end immediately upon delivery thereof at destination.

(E)  FORGERY OR ALTERATION

     Loss through FORGERY or ALTERATION of, on or in any bills of exchange, checks, drafts, acceptances, certificates of deposit, promissory notes, or other written promises, orders or directions to pay sums certain in money, due bills, money orders, warrants, orders upon public treasuries, letters of credit, written instructions, advices or applications directed to the Insured, authorizing or acknowledging the transfer, payment, delivery or receipt of funds or Property, which instructions or advices or applications purport to have been signed or endorsed by any customer of the Insured, shareholder or subscriber to shares, whether certificated or uncertificated, of any Investment Company or by any financial or banking institution or stockbroker but which instructions, advices or applications either bear the forged signature or endorsement or have been altered without the knowledge and consent of such customer, shareholder or subscriber to shares, whether certificated or uncertificated, of an Investment Company, financial or banking institution or stockbroker, withdrawal orders or receipts for the

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withdrawal of funds or Property, or receipts or certificates of deposit for
Property and bearing the name of the Insured as issuer, or of another Investment Company for which the Insured acts as agent, excluding, however, any loss covered under Insuring Agreement (F) hereof whether or not coverage for Insuring Agreement (F) is provided for in the Declarations of this bond.

     Any check or draft (a) made payable to a fictitious payee and endorsed in the name of such fictitious payee or (b) procured in a transaction with the maker or drawer thereof or with one acting as an agent of such maker or drawer or anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated, shall be deemed to be forged as to such endorsement.

     Mechanically reproduced facsimile signatures are treated the same as handwritten signatures.

(F)  SECURITIES

     Loss sustained by the Insured, including loss sustained by reason of a violation of the constitution, by-laws, rules or regulations of any Self Regulatory Organization of which the Insured is a member or which would have been imposed upon the Insured by the constitution, by-laws, rules or regulations of any Self Regulatory Organization if the Insured had been a member thereof,

     (1) through the Insured's having, in good faith and in the course of business, whether for its own account or for the account of others, in any representative, fiduciary, agency or any other capacity, either gratuitously or otherwise, purchased or otherwise acquired, accepted or received, or sold or delivered, or given any value, extended any credit or assumed any liability, on the faith of, or otherwise acted upon, any securities, documents or other written instruments which prove to have been

          (a)  counterfeited, or

          (b) forged as to the signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent or registrar, acceptor, surety or guarantor or as to the signature of any person signing in any other capacity, or

          (c)  raised or otherwise altered, or lost, or stolen, or

     (2) through the Insured's having, in good faith and in the course of business, guaranteed in writing or witnessed any signatures whether for valuable consideration or not and whether or not such guaranteeing or witnessing is ultra vires the Insured, upon any transfers, assignments, bills of sale, powers of attorney, guarantees, endorsements or other obligations upon or in connection with any securities, documents or other written instruments and which pass or purport to pass title to such securities, documents or other written instruments; EXCLUDING, losses caused by FORGERY or ALTERATION of, on or in those instruments covered under Insuring Agreement (E) hereof.

          Securities, documents or other written instruments shall be deemed to mean original (including original counterparts) negotiable or non-negotiable agreements which in and of themselves represent an equitable interest, ownership, or debt, including an assignment thereof which instruments are in the ordinary course of business, transferable by delivery of such agreements with any necessary endorsement or assignment.

          The word "counterfeited" as used in this Insuring Agreement shall be deemed to mean any security, document or other written instrument which is intended to deceive and to be taken for an original.

          Mechanically produced facsimile signatures are treated the same as handwritten signatures.

(G)  COUNTERFEIT CURRENCY

     Loss through the receipt by the Insured, in good faith, of any counterfeited money orders or altered paper currencies or coin of the United States of America or Canada issued or purporting to have been issued by the United States of America or Canada or issued pursuant to a United States of America or Canadian statute for use as currency.

(H)  STOP PAYMENT

     Loss against any and all sums which the Insured shall become obligated to pay by reason of the Liability imposed upon the Insured by law for damages:

     For having either complied with or failed to comply with any written notice of any customer, shareholder or subscriber of the Insured or any Authorized Representative of such customer, shareholder or subscriber to stop payment of any check or draft made or drawn by such customer, shareholder or subscriber or any Authorized Representative of such customer, shareholder or subscriber, or

     For having refused to pay any check or draft made or drawn by any customer, shareholder or subscriber of the Insured or any Authorized Representative of such customer, shareholder or subscriber.

(I)  UNCOLLECTIBLE ITEMS OF DEPOSIT

     Loss resulting from payments of dividends or fund shares, or withdrawals permitted from any customer's shareholder's or subscriber's account based upon Uncollectible Items of Deposit of a customer, shareholder or subscriber credited by the Insured or the Insured's agent to such customer's, shareholder's or subscriber's Mutual Fund Account; or

     loss resulting from any item of Deposit processed through an Automated Clearing House which is reversed by the customer, shareholder or subscriber and deemed uncollectible by the Insured.

     Loss includes dividends and interest accrued not to exceed 15% of the Uncollectible Items which are deposited.

     This Insuring Agreement applies to all Mutual Funds with "exchange privileges" if all Fund(s) in the exchange program are insured by a National Union Fire Insurance Company of Pittsburgh, PA for Uncollectible Items of Deposit. Regardless of the number of transactions between Fund(s), the minimum number of days of deposit within the Fund(s) before withdrawal as declared in the Fund(s) prospectus shall begin from the date a deposit was first credited to any Insured Fund(s).

                               GENERAL AGREEMENTS

A.   ADDITIONAL OFFICES OR EMPLOYEES-CONSOLIDATION OR MERGER-NOTICE

     (1) If the Insured shall, while this bond is in force, establish any additional office or offices, such office or offices shall be automatically covered hereunder from the dates of their establishment, respectively. No notice to the Underwriter of an increase during any premium period in the number of offices or in the number of Employees at any of the offices covered hereunder need be given and no additional premium need be paid for the remainder of such premium period.

     (2) If an Investment Company, named as Insured herein, shall, while this bond is in force, merge or consolidate with, or purchase the assets of another institution, coverage for such acquisition shall apply automatically from the date of acquisition. The Insured shall notify the Underwriter of such acquisition within 60 days of said date, and an additional premium shall be computed only if such acquisition involves additional offices or employees.

B.   WARRANTY

     No statement made by or on behalf of the Insured, whether contained in the application or otherwise, shall be deemed to be a warranty of anything except that it is true to the best of the knowledge and belief of the person making the statement.

C.   COURT COSTS AND ATTORNEYS' FEES

     (Applicable to all Insuring Agreements or Coverages now or hereafter forming part of this bond)

     The Underwriter will indemnify the Insured against court costs and reasonable attorneys' fees incurred and paid by the Insured in defense, whether or not successful, whether or not fully litigated on the merits and whether or not settled of any suit or legal proceeding brought against the Insured to enforce the Insured's liability or alleged liability on account of any loss, claim or damage which, if established against the Insured, would constitute a loss sustained by the Insured covered under the terms of this bond provided, however, that with respect to Insuring Agreement (A) this indemnity shall apply only in the event that

     (1) an Employee admits to being guilty of any dishonest or fraudulent act(s), including Larceny or Embezzlement; or

     (2) an Employee is adjudicated to be guilty of any dishonest or fraudulent act(s), including Larceny or Embezzlement;

     (3) in the absence of (1) or (2) above an arbitration panel agrees, after a review of an agreed statement of facts, that an Employee would be found guilty of dishonesty if such Employee were prosecuted.

     The Insured shall promptly give notice to the Underwriter of any such suit or legal proceeding and at the request of the Underwriter shall furnish it with copies of all pleadings and other papers therein. At the Underwriter's election the Insured shall permit the Underwriter to conduct the defense of such suit or legal proceeding, in the Insured's name, through attorneys of the Underwriter's selection. In such event, the Insured shall give all reasonable information and assistance which the Underwriter shall deem necessary to the proper defense of such suit or legal proceeding.

     If the amount of the insured's liability or alleged liability is greater than the amount recoverable under this bond, or if a Deductible Amount is applicable, or both, the liability of the Underwriter under this General Agreement is limited to the proportion of court costs and attorneys' fees incurred and paid by the insured or by the Underwriter that the amount recoverable under this bond bears to the total of such amount plus the amount which is not so recoverable. Such indemnity shall be in addition to the Limit of Liability for the applicable Insuring Agreement or Coverage.

D.   FORMER EMPLOYEE

     Acts of an Employee, as defined in this bond, are covered under Insuring Agreement (a) only while the Employee is in the Insured's employ. Should loss involving a former Employee of the Insured be discovered subsequent to the termination of employment, coverage would still apply under Insuring Agreement
(A) if the direct proximate cause of the loss occurred while the former Employee performed duties within the scope of his/her employment.

                      THE FOREGOING INSURING AGREEMENTS AND
                        GENERAL AGREEMENTS ARE SUBJECT TO
                            THE FOLLOWING CONDITIONS
                                AND LIMITATIONS:

SECTION 1. DEFINITIONS

     The following terms, as used in this bond, shall have the respective meanings stated in this Section:

     (a)  "Employee" means:

          (1)  any of the Insured's officers, partners, or employees, and

          (2) any of the officers or employees of any predecessor of the Insured whose principal assets are acquired by the Insured by consolidation or merger with, or purchase of assets or capital stock of such predecessor, and

          (3) attorneys retained by the Insured to perform legal services for the Insured and the employees of such attorneys while such attorneys or the employees of such attorneys are performing such services for the Insured, and

          (4) guest students pursuing their studies or duties in any of the Insured's offices, and

          (5) directors or trustees of the Insured, the investment advisor, underwriter (distributor), transfer agent, or shareholder accounting record keeper, or administrator authorized by written agreement to keep financial and/or other required records, but only while performing acts coming within the scope of the usual duties of an officer or employee or while acting as a member of any committee duly elected or appointed to examine or audit or have custody of or access to the Property of the Insured, and

          (6) any individual or individuals assigned to perform the usual duties of an employee within the premises of the Insured, by contract, or by any agency furnishing temporary personnel on a contingent or part-time basis, and

          (7) each natural person, partnership or corporation authorized by written agreement with the Insured to perform services as electronic data processor of checks or other accounting records of the Insured, but excluding any such processor who acts as transfer agent or in any other agency capacity in issuing checks, drafts or securities for the Insured, unless included under Sub-section (9) hereof, and

          (8) those persons so designated in Section 15, Central Handling of Securities, and

          (9)  any officer, partner or Employee of

               a)   an investment advisor,

               b)   an underwriter (distributor),

               c)   a transfer agent or shareholder accounting record-keeper, or

               d) an administrator authorized by written agreement to keep financial and/or other required records,

               for an Investment Company named as Insured while performing acts coming within the scope of the usual duties of an officer or Employee of any Investment Company named as Insured herein, or while acting as a member of any committee duly elected or appointed to examine or audit or have custody of or access to the Property of any such Investment Company, provided that only Employees or partners of a transfer agent, shareholder accounting record-keeper or administrator which is an affiliated person as defined in the Investment Company Act of 1940, of an Investment Company named as Insured or is an affiliated person of the adviser, underwriter or administrator of such Investment Company, and which is not a bank, shall be included within the definition of Employee.

               Each employer of temporary personnel or processors as set forth in Sub-Sections (6) and of Section 1(a) and their partners, officers and employees shall collectively be deemed to be one person for all the purposes of this bond, excepting, however, the last paragraph of Section 13.

               Brokers, or other agents under contract or representatives of the same general character shall not be considered Employees.

     (b) "Property" means money (i.e., currency, coin, bank notes, Federal Reserve notes), postage and revenue stamps, U.S. Savings Stamps, bullion, precious metals of all kinds and in any form and articles made therefrom, jewelry, watches, necklaces, bracelets, gems, precious and semi-precious stones, bonds, securities, evidences of debts, debentures, scrip, certificates, interim receipts, warrants, rights, puts, calls, straddles, spreads, transfers, coupons, drafts, bills of exchange, acceptances, notes, checks, withdrawal orders, money orders, warehouse receipts, bills of lading, conditional sales contracts, abstracts of title, insurance policies, deeds, mortgages under real estate and/or chattels and upon interests therein, and assignments of such policies, mortgages and instruments, and other valuable papers, including books of account and other records used by the Insured in the conduct of its business, and all other instruments similar to or in the nature of the foregoing including Electronic representations of such instruments enumerated above (but excluding all data processing records) in which the Insured has an interest or in which the Insured acquired or should have acquired an interest by reason of a predecessor's declared financial condition at the time of the Insured's consolidation or merger with, or purchase of the principal assets of, such predecessor or which are held by the Insured for any purpose or in any capacity and whether so held by the Insured for any purpose or in any capacity and whether so held gratuitously or not and whether or not the Insured is liable therefor.

     (c) "Forgery" means the signing of the name of another with intent to deceive; it does not include the signing of one's own name with or without authority, in any capacity, for any purpose.

     (d) "Larceny and Embezzlement" as it applies to any named Insured means those acts as set forth in Section 37 of the Investment Company Act of 1940.


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

     (e) "Items of Deposit" means any one or more checks and drafts. Items of Deposit shall not be deemed uncollectible until the Insured's collection procedures have failed.

SECTION 2. EXCLUSIONS

THIS BOND DOES NOT COVER:

     (a) loss effected directly or indirectly by means of forgery or alteration of, on or in any instrument, except when covered by Insuring Agreement
          (A), (E), (F) or (G).

     (b) loss due to riot or civil commotion outside the United States of America and Canada; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (D), and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit.

     (c) loss, in time of peace or war, directly or indirectly caused by or resulting from the effects of nuclear fission or fusion or radioactivity; provided, however, that this paragraph shall not apply to loss resulting from industrial uses of nuclear energy.

     (d) loss resulting from any wrongful act or acts of any person who is a member of the Board of Directors of the Insured or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official, partial owner or partner of the Insured in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body.

     (e) loss resulting from the complete or partial non-payment of, or default upon, any loan or transaction in the nature of, or amounting to, a loan made by or obtained from the Insured or any of its partners, directors or Employees, whether authorized or unauthorized and whether procured in good faith or through trick, artifice, fraud or false pretenses, unless such loss is covered under Insuring Agreement (A),
          (E) or (F).

     (f)  loss resulting from any violation by the Insured or by any Employee

          (1) of law regulating (a) the issuance, purchase or sale of securities, (b) securities transactions upon Security Exchanges or over the counter market, (c) Investment Companies, or (d) Investment Advisors, or

          (2) of any rule or regulation made pursuant to any such law, unless such loss, in the absence of such laws, rules or regulations, would be covered under Insuring Agreements (A) or (E).


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

     (g) loss of Property or loss of privileges through the misplacement or loss of Property as set forth in Insuring Agreement (C) or (D) while the Property is in the custody of any armored motor vehicle company, unless such loss shall be in excess of the amount recovered or received by the Insured under (a) the Insured's contract with said armored motor vehicle company, (b) insurance carried by said armored motor vehicle company for the benefit of users of its service, and (c) all other insurance and indemnity in force in whatsoever form carried by or for the benefit of users of said armored motor vehicle company's service, and then this bond shall cover only such excess.

     (h) potential income, including but not limited to interest and dividends, not realized by the Insured because of a loss covered under this bond, except as included under Insuring Agreement (I).

     (i) all damages of any type for which the Insured is legally liable, except direct compensatory damages arising from a loss covered under this bond.

     (j) loss through the surrender of Property away from an office of the Insured as a result of a threat

          (1) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Insured of any such threat, or

          (2) to do damage to the premises or Property of the Insured, except when covered under Insuring Agreement (A).

     (k) all costs, fees and other expenses incurred by the Insured in establishing the existence of or amount of loss covered under this bond unless such indemnity is provided for under Insuring Agreement
          (B).

     (l) loss resulting from payments made or withdrawals from the account of a customer of the Insured, shareholder or subscriber to shares involving funds erroneously credited to such account, unless such payments are made to or withdrawn by such depositor or representative of such person, who is within the premises of the drawee bank of the Insured or within the office of the Insured at the time of such payment or withdrawal or unless such payment is covered under Insuring Agreement
          (A).

     (m) any loss resulting from Uncollectible Items of Deposit which are drawn from a financial institution outside the fifty states of the United States of America, District of Columbia, and territories and possessions of the United States of America, and Canada.

SECTION 3. ASSIGNMENT OF RIGHTS

     This bond does not afford coverage in favor of any Employers of temporary personnel or of processors as set forth in sub-sections (6) and (7) of Section 1(a) of this bond, as aforesaid,


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

and upon payment to the Insured by the Underwriter on account of any loss through dishonest or fraudulent act(s) including Larceny or Embezzlement committed by any of the partners, officers or employees of such Employers, whether acting alone or in collusion with others, an assignment of such of the Insured's rights and causes of action as it may have against such Employers by reason of such acts so committed shall, to the extent of such payment, be given by the Insured to the Underwriter, and the Insured shall execute all papers necessary to secure to the Underwriter the rights herein provided for.

SECTION 4. LOSS - NOTICE - PROOF - LEGAL PROCEEDINGS

     This bond is for the use and benefit only of the Insured named in the Declarations and the Underwriter shall not be liable hereunder for loss sustained by anyone other than the Insured unless the Insured, in its sole discretion and at its option, shall include such loss in the Insured's proof of loss. At the earliest practicable moment after discovery of any loss hereunder the Insured shall give the Underwriter written notice thereof and shall also within six months after such discovery furnish to the Underwriter affirmative proof of loss with full particulars. If claim is made under this bond for loss of securities or shares, the Underwriter shall not be liable unless each of such securities or shares is identified in such proof of loss by a certificate or bond number or, where such securities or shares are uncertificated, by such identification means as agreed to by the Underwriter. The Underwriter shall have thirty days after notice and proof of loss within which to investigate the claim, but where the loss is clear and undisputed, settlement shall be made within forty-eight hours; and this shall apply notwithstanding the loss is made up wholly or in part of securities of which duplicates may be obtained. Legal proceedings for recovery of any loss hereunder shall not be brought prior to the expiration of sixty days after such proof of loss is filed with the Underwriter nor after the expiration of twenty-four months from the discovery of such loss, except that any action or proceeding to recover hereunder on account of any judgment against the Insured in any suit mentioned in General Agreement C or to recover attorneys' fees paid in any such suit, shall be begun within twenty-four months from the date upon which the judgment in such suit shall become final. If any limitation embodied in this bond is prohibited by any law controlling the construction hereof, such limitation shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

     Discovery occurs when the Insured

     (a)  becomes aware of facts, or

     (b) receives written notice of an actual or potential claim by a third party which alleges that the Insured is liable under circumstance which would cause a reasonable person to assume that a loss covered by the bond has been or will be incurred even though the exact amount or details of loss may not be then known.

SECTION 5. VALUATION OF PROPERTY

     The value of any Property, except books of accounts or other records used by the Insured in the conduct of its business, for the loss of which a claim shall be made hereunder, shall be determined by the average market value of such Property on the business day next preceding the discovery of such loss; provided, however, that the value of any Property replaced by the Insured prior to the payment of claim therefor shall be the actual market value at the time of replacement; and further provided that in case of a loss or misplacement of interim certificates, warrants, rights, or other securities, the production which is necessary to the exercise of subscription, conversion, redemption or deposit privileges, the value thereof shall be the market value of such privileges immediately preceding the expiration thereof if said loss or misplacement is not discovered until after their expiration. If no market price is quoted for such Property or for such privileges, the value shall be fixed by agreement between the parties or by arbitration.

     In case of any loss or damage to Property consisting of books of accounts or other records used by the Insured in the conduct of its business, the Underwriter shall be liable under this bond only if such books or records are actually reproduced and then for not more than the cost of blank books, blank pages or other materials plus the cost of labor for the actual transcription or copying of data which shall have been furnished by the Insured in order to reproduce such books and other records.

SECTION 6. VALUATION OF PREMISES AND FURNISHINGS

     In case of damage to any office of the Insured, or loss of or damage to the furnishings, fixtures, stationery, supplies, equipment, safes or vaults therein, the Underwriter shall not be liable for more than the actual cash value thereof, or for more than the actual cost of their replacement or repair. The Underwriter may, at its election, pay such actual cash value or make such replacement or repair. If the Underwriter and the Insured cannot agree upon such cash value or such cost of replacement or repair, such shall be determined by arbitration.

SECTION 7. LOST SECURITIES

     If the Insured shall sustain a loss of securities the total value of which is in excess of the limit stated in Item 3 of the Declarations of this bond, the liability of the Underwriter shall be limited to payment for, or duplication of, securities having value equal to the limit stated in Item 3 of the Declarations of this bond.

     If the Underwriter shall make payment to the Insured for any loss of securities, the Insured shall thereupon assign to the Underwriter all of the Insured's rights, title and interests in and to said securities.

     With respect to securities the value of which do not exceed the Deductible Amount (at the time of the discovery of the loss) and for which the Underwriter may at its sole discretion and option and at the request of the Insured issue a Lost Instrument Bond or Bonds to effect replacement thereof, the Insured will pay the usual premium charged therefor and will indemnify the Underwriter against all loss or expense that the Underwriter may sustain because of the issuance of such Lost Instrument Bond or Bonds.

     With respect to securities the value of which exceeds the Deductible Amount (at the time of discovery of the loss) and for which the Underwriter may issue or arrange for the issuance of a Lost Instrument Bond or Bonds to effect replacement thereof, the Insured agrees that it will pay as premium therefor a proportion of the usual premium charged therefor, said proportion being equal to the percentage that the Deductible Amount bears to the value of the securities upon discovery of the loss, and that it will indemnify the issuer of said Lost Instrument Bond or Bonds against all loss and expense that is not recoverable from the Underwriter under the terms and conditions of this INVESTMENT COMPANY BLANKET BOND subject to the Limit of Liability hereunder.

SECTION 8. SALVAGE

     In case of recovery, whether made by the Insured or by the Underwriter, on account of any loss in excess of the Limit of Liability hereunder plus the Deductible Amount applicable to such loss from any source other than suretyship, insurance, reinsurance, security or indemnity taken by or for the benefit of the Underwriter, the net amount of such recovery, less the actual costs and expenses of making same, shall be applied to reimburse the Insured in full for the excess portion of such loss, and the remainder, if any, shall be paid first in reimbursement of the Underwriter and thereafter in reimbursement of the Insured for that part of such loss within the Deductible Amount. The Insured shall execute all necessary papers to secure to the Underwriter the rights provided for herein.

SECTION 9. NON-REDUCTION AND NON-ACCUMULATION OF LIABILITY AND TOTAL LIABILITY

     At all times prior to termination hereof this bond shall continue in force for the limit stated in the applicable sections of Item 3 of the Declarations of this bond notwithstanding any previous loss for which the Underwriter may have paid or be liable to pay hereunder; PROVIDED, however, that regardless of the number of years this bond shall continue in force and the number of premiums which shall be payable or paid, the liability of the Underwriter under this bond with respect to all loss resulting from

     (a) any one act of burglary, robbery or holdup, or attempt thereat, in which no Partner or Employee is concerned or implicated shall be deemed to be one loss, or

     (b) any one unintentional or negligent act on the part of any one person resulting in damage to or destruction or misplacement of property, shall be deemed to be one loss, or

     (c) all wrongful acts, other than those specified in (a) above, of any one person shall be deemed to be one loss, or

     (d) all wrongful acts, other than those specified in (a) above, of one or more persons (which dishonest act or acts of Larceny or Embezzlement include, but are not limited to, the failure of an Employee to report such acts of others) whose dishonest act or acts intentionally or unintentionally, knowingly or unknowingly, directly or indirectly, aid or aids in any way, or permits the continuation of, the dishonest act or acts of any other person or persons shall be deemed to be one loss with the act or acts of the persons aided, or

     (e) any one casualty or event other than those specified in (a), (b), (c) or (d) preceding, shall be deemed to be one loss, and shall be limited to the applicable Limit of Liability stated in Item 3 of the Declarations of this bond irrespective of the total amount of such loss or losses and shall not be cumulative in amounts from year to year or from period to period.

     Sub-section (c) is not applicable to any situation to which the language of sub-section (d) applies.

SECTION 10. LIMIT OF LIABILITY

     With respect to any loss set forth in the PROVIDED clause of Section 9 of this bond which is recoverable or recovered in whole or in part under any other bonds or policies issued by the Underwriter to the Insured or to any predecessor in interest of the Insured and terminated or cancelled or allowed to expire and in which the period for discovery has not expired at the time any such loss thereunder is discovered, the total liability of the Underwriter under this bond and under other bonds or policies shall not exceed, in the aggregate, the amount carried hereunder on such loss or the amount available to the Insured under such other bonds or policies, as limited by the terms and conditions thereof, for any such loss if the latter amount be the larger.

SECTION 11. OTHER INSURANCE

     If the Insured shall hold, as indemnity against any loss covered hereunder, any valid and enforceable insurance or suretyship, the Underwriter shall be liable hereunder only for such amount of such loss which is in excess of the amount of such other insurance or suretyship, not exceeding, however, the Limit of Liability of this bond applicable to such loss.

SECTION 12. DEDUCTIBLE

     The Underwriter shall not be liable under any of the Insuring Agreements of this bond on account of loss as specified, respectively, in sub-sections (a),
(b), (c), (d) and (e) of Section 9, NON-REDUCTION AND NON-ACCUMULATION OF LIABILITY AND TOTAL LIABILITY, unless the amount of such loss, after deducting the net amount of all reimbursement and/or recovery obtained or made by the Insured, other than from any bond or policy of insurance issued by an insurance company and covering such loss, or by the Underwriter on account thereof prior to payment by the Underwriter of such loss, shall exceed the Deductible Amount set forth in Item 3 of the Declarations hereof (herein called Deductible Amount) and then for such excess only, but in no event for more than the applicable Limit of Liability stated in Item 3 of the Declarations.

     The Insured will bear, in addition to the Deductible Amount, premiums on Lost Instrument Bonds as set forth in Section 7.

     There shall be no deductible applicable to any loss under Insuring Agreement A sustained by any Investment Company named as Insured herein.

SECTION 13. TERMINATION

     The Underwriter may terminate this bond as an entirety by furnishing written notice specifying the termination date which cannot be prior to 60 days after the receipt of such written notice by each Investment Company named as Insured and the Securities and Exchange Commission, Washington, D.C. The Insured may terminate this bond as an entirety by furnishing written notice to the Underwriter. When the Insured cancels, the Insured shall furnish written notice to the Securities and Exchange Commission, Washington, D.C. prior to 60 days before the effective date of the termination. The Underwriter shall notify all other Investment Companies named as insured of the receipt of such termination notice and the termination cannot be effective prior to 60 days after receipt of written notice by all other Investment Companies. Premiums are earned until the termination date as set forth herein.

     This Bond will terminate as to any one Insured immediately upon taking over of such Insured by a receiver or other liquidator or by State or Federal officials, or immediately upon the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured, or immediately upon such Insured ceasing to exist, whether through merger into another entity, or by disposition of all of its assets.

     The Underwriter shall refund the unearned premium computed at short rates in accordance with the standard short rate cancellation tables if terminated by the Insured or pro rata if terminated for any other reason.

     This Bond shall terminate

     (a) as to any Employee as soon as any partner, officer or supervisory Employee of the Insured, who is not in collusion with such Employee, shall learn of any dishonest or fraudulent act(s), including Larceny or Embezzlement on the part of such Employee without prejudice to the loss of any Property then in transit in the custody of such Employee (See Section 16[d]), or

     (b) as to any Employee 60 days after receipt by each Insured and by the Securities and Exchange Commission of a written notice from the Underwriter of its desire to terminate this bond as to such Employee, or

     (c) as to any person who is a partner, officer or employee of any Electronic Data Processor covered under this bond, from and after the time that the Insured or any partner or officer thereof not in collusion with such person shall have knowledge or information that such person has committed any dishonest or fraudulent act(s), including Larceny or Embezzlement in the service of the Insured or otherwise, whether such act be committed before or after the time this bond is effective.

SECTION 14. RIGHTS AFTER TERMINATION OR CANCELLATION

     At any time prior to the termination or cancellation of this bond as an entirety, whether by the Insured or the Underwriter, the Insured may give to the Underwriter notice that it desires under this bond an additional period of 12 months within which to discover loss sustained by the Insured prior to the effective date of such termination or cancellation and shall pay an additional premium therefor.

     Upon receipt of such notice from the Insured, the Underwriter shall give its written consent thereto; provided, however, that such additional period of time shall terminate immediately;

     (a) on the effective date of any other insurance obtained by the Insured, its successor in business or any other party, replacing in whole or in part the insurance afforded by this bond, whether or not such other insurance provides coverage for loss sustained prior to its effective date, or

     (b) upon takeover of the Insured's business by any State or Federal official or agency, or by any receiver or liquidator, acting or appointed for this purpose without the necessity of the Underwriter giving notice of such termination. In the event that such additional period of time is terminated, as provided above, the Underwriter shall refund any unearned premium.

     The right to purchase such additional period for the discovery of loss may not be exercised by any State or Federal official or agency, or by any receiver or liquidator, acting or appointed to take over the Insured's business for the operation or for the liquidation thereof or for any other purpose.

SECTION 15. CENTRAL HANDLING OF SECURITIES

     Securities included in the systems for the central handling of securities established and maintained by Depository Trust Company, Midwest Depository Trust Company, Pacific Securities Depository Trust Company, and Philadelphia Depository Trust Company, hereinafter called Corporations, to the extent of the Insured's interest therein as effective by the making of appropriate entries on the books and records of such Corporations shall be deemed to be Property.

     The words "Employee" and "Employees" shall be deemed to include the officers, partners, clerks and other employees of the New York Stock Exchange, Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange and Philadelphia Stock Exchange, hereinafter called Exchanges, and of the above named Corporations, and of any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and any employee of any recognized service company, while such officers, partners, clerks and other employees and employees of service companies perform services for such Corporations in the operation of such systems. For the purpose of the above definition a recognized service company shall be any company providing clerks or other personnel to said Exchanges or Corporation on a contract basis.

     The Underwriter shall not be liable on account of any loss(es) in connection with the central handling of securities within the systems established and maintained by such Corporations, unless such loss(es) shall be in excess of the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations, against such loss(es), and then the Underwriter shall be liable hereunder only for the Insured's share of such excess loss(es), but in no event for more than the Limit of Liability applicable hereunder.

     For the purpose of determining the Insured's share of excess loss(es) it shall be deemed that the Insured has an interest in any certificate representing any security included within such systems equivalent to the interest the Insured then has in all certificates representing the same security included within such systems and that such Corporations shall use their best judgment in apportioning the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations against such loss(es) in connection with the central handling of securities within such systems among all those having an interest as recorded by appropriate entries in the books and records of such Corporations in Property involved in such loss(es) on the basis that each such interest shall share in the amount(s) so recoverable or recovered in the ratio that the value of each such interest bears to the total value of all such interests and that the Insured's share of such excess loss(es) shall be the amount of the Insured's interest in such Property in excess of the amount(s) so apportioned to the Insured by such Corporations.

     This bond does not afford coverage in favor of such Corporations or Exchanges or any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and upon payment to the Insured by the Underwriter on account of any loss(es) within the systems, an assignment of such of the Insured's rights and causes of action as it may have against such Corporations or Exchanges shall to the extent of such payment, be given by the Insured to the Underwriter, and the Insured shall execute all papers necessary to secure to the Underwriter the rights provided for herein.

SECTION 16. ADDITIONAL COMPANIES INCLUDED AS INSURED

     If more than one corporation, co-partnership or person or any combination of them be included as the Insured herein:

     (a) the total liability of the Underwriter hereunder for loss or losses sustained by any one or more or all of them shall not exceed the limit for which the Underwriter would be liable hereunder if all such loss were sustained by any one of them.

     (b) the one first named herein shall be deemed authorized to make, adjust and receive and enforce payment of all claims hereunder and shall be deemed to be the agent of the others for such purposes and for the giving or receiving of any notice required or permitted to be given by the terms hereof, provided that the Underwriter shall furnish each named Investment Company with a copy of the bond and with any amendment thereto, together with a copy of each formal filing of the settlement of each such claim prior to the execution of such settlement,

     (c) the Underwriter shall not be responsible for the proper application of any payment made hereunder to said first named Insured,

     (d) knowledge possessed or discovery made by any partner, officer or supervisory Employee of any Insured shall for the purposes of Section 4 and Section 13 of this bond constitute knowledge or discovery by all the Insured, and

     (e) if the first named Insured ceases for any reason to be covered under this bond, then the Insured next named shall thereafter be considered as the first named Insured for the purposes of this bond.

SECTION 17. NOTICE AND CHANGE OF CONTROL

     Upon the Insured's obtaining knowledge of a transfer of its outstanding voting securities which results in a change in control (as set forth in Section 2(a) (9) of the Investment Company Act of 1940) of the Insured, the Insured shall within thirty (30) days of such knowledge give written notice to the Underwriter setting forth:

     (a) the names of the transferors and transferees (or the names of the beneficial owners if the voting securities are requested in another name), and

     (b) the total number of voting securities owned by the transferors and the transferees (or the beneficial owners), both immediately before and after the transfer, and

     (c)  the total number of outstanding voting securities.

     As used in this section, control means the power to exercise a controlling influence over the management or policies of the Insured.

     Failure to give the required notice shall result in termination of coverage of this bond, effective upon the date of stock transfer for any loss in which any transferee is concerned or implicated.

     Such notice is not required to be given in the case of an Insured which is an Investment Company.

SECTION 18. CHANGE OR MODIFICATION

     This bond or any instrument amending or effecting same may not be changed or modified orally. Not changes in or modification thereof shall be effective unless made by written endorsement issued to form a part hereof over the signature of the Underwriter's Authorized Representative. When a bond covers only one Investment Company no change or modification which would adversely affect the rights of the Investment Company shall be effective prior to 60 days after written notification has been furnished to the Securities and Exchange Commission, Washington, D.C. by the Insured or by the Underwriter. If more than one Investment Company is named as the Insured herein, the Underwriter shall give written notice to each Investment Company and to the Securities and Exchange Commission, Washington, D.C. not less than 60 days prior to the effective date of any change or modification which would adversely affect the rights of such Investment Company.

IN WITNESS WHEREOF, the Underwriter has caused this bond to be executed on the Declarations Page.

                        POLICYHOLDER DISCLOSURE STATEMENT
                                      UNDER
                      TERRORISM RISK INSURANCE ACT OF 2002

     You are hereby notified that under the federal Terrorism Risk Insurance Act of 2002 (the "Act") effective November 26, 2002, you now have a right to purchase insurance coverage for losses arising out of an Act of terrorism, which is defined in the Act as an act certified by the Secretary of the Treasury (i) to be an act of terrorism, (ii) to be a violent act or an act that is dangerous to (A) human life; (B) property or (C) infrastructure, (iii) to have resulted in damage within the United States, or outside of the United States in case of an air carrier or vessel or the premises of a U.S. mission and (iv) to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. You should read the Act for a complete description of its coverage. The Secretary's decision to certify or not to certify an event as an Act of Terrorism and thus covered by this law is final and not subject to review. There is a $100 billion dollar annual cap on all losses resulting from Acts of Terrorism above which no coverage will be provided under this policy and under the Act unless Congress makes some other determination.

     For your information, coverage provided by this policy for losses caused by an Act of Terrorism may be partially reimbursed by the United States under a formula established by the Act. Under this formula the United States pays 90% of terrorism losses covered by this law exceeding a statutorily established deductible that must be met by the insurer, and which deductible is based on a percentage of the insurer's direct earned premiums for the year preceding the Act of Terrorism.

                   COPY OF DISCLOSURE SENT WITH ORIGINAL QUOTE

INSURED NAME: NATIONS FUND TRUST

Policy Number: 492-08-52
Policy Period Effective Date From: JUNE 15, 2005               To: JUNE 15, 2006

                                 ENDORSEMENT #1

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                                OFAC ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that any provision of the policy extending, in any way, coverage to a territory outside of the United States is amended to add the following at the end thereof:

          If coverage for a claim under this policy is in violation of any United States of America economic or trade sanction, including but not limited to, sanctions administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), then coverage for that claim shall be null and void.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #2

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                               NAMED INSURED RIDER

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

          COLUMBIA FUNDS SERIES TRUST:

          EQUITY FUNDS
          Columbia Asset Allocation Fund II
          Columbia Marsico Mid Cap Growth Fund
          Columbia Large Cap Value Fund
          Columbia Convertible Securities Fund
          Columbia Large Cap Index Fund
          Columbia Large Cap Enhanced Core Fund
          Columbia Small Cap Index Fund
          Columbia Mid Cap Index Fund
          Columbia Mid Cap Value Fund
          Columbia Global Value Fund

          FIXED INCOME
          Mortgage and Asset-Backed Portfolio
          Columbia Short Term Municipal Bond Fund
          Columbia Municipal Income Fund
          Columbia Florida Intermediate Municipal Bond Fund Columbia Georgia Intermediate Municipal Bond Fund Columbia Maryland Intermediate Municipal Bond Fund Columbia North Carolina Intermediate Municipal Bond Fund Columbia South Carolina Intermediate Municipal Bond Fund Columbia Texas Intermediate Municipal Bond Fund
          Columbia Virginia Intermediate Municipal Bond Fund Columbia California Intermediate Municipal Bond Fund Columbia Short Term Bond Fund
          Columbia Total Return Bond Fund

This endorsement. effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

          Corporate Bond Portfolio

          MONEY MARKETS
          Columbia California Tax-Exempt Reserves
          Columbia Tax-Exempt Reserves
          Columbia Cash Reserves
          Columbia Treasury Reserves
          Columbia Government Reserves
          Columbia Municipal Reserves
          Columbia Money Market Reserves
          Columbia New York Tax-Exempt Reserves
          Columbia Connecticut Municipal Reserves
          Columbia Government Plus Reserves
          Columbia Massachusetts Municipal Reserves
          Columbia Prime Reserves

          FUND OF FUNDS
          Columbia LifeGoal Balanced Growth Portfolio
          Columbia LifeGoal Growth Portfolio
          Columbia LifeGoal Income & Growth Portfolio
          Columbia LifeGoal Income Portfolio
          Columbia Masters International Equity Portfolio
          Columbia Masters Global Equity Portfolio
          Columbia Masters Heritage Portfolio
          Banc of America Retirement 2005 Portfolio
          Banc of America Retirement 2010 Portfolio
          Banc of America Retirement 2015 Portfolio
          Banc of America Retirement 2020 Portfolio
          Banc of America Retirement 2025 Portfolio

This endorsement. effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

          Banc of America Retirement 2030 Portfolio
          Banc of America Retirement 2035 Portfolio
          Banc of America Retirement 2040 Portfolio

          COLUMBIA FUNDS MASTER INVESTMENT TRUST:
          Columbia High Income Master Portfolio
          Columbia Intermediate Core Bond Master Portfolio Columbia International Value Master Portfolio Columbia Marsico Focused Equities Master Portfolio Columbia Marsico Growth Master Portfolio
          Columbia Small Cap Growth Master Portfolio
          Columbia Large Cap Core Master Portfolio
          Columbia Multi-Advisor International Equity Fund Columbia Marsico International Opportunities Fund Columbia Marsico 21st Century Fund
          Columbia Small Cap Value Fund II

          COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
          Columbia High Yield Fund, Variable Series
          Columbia Marsico 21st Century Fund, Variable Series
          Columbia Marsico Focused Equities Fund, Variable Series
          Columbia Marsico Growth Fund, Variable Series
          Columbia Marsico International Opportunities Fund, Variable Series Columbia Marsico MidCap Growth Fund, Variable Series

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.


                                        /s/ John Doyle
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #3

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                      AMEND INSURING AGREEMENT (A) FIDELITY

1. It is agreed that Insuring Agreement (A) FIDELITY is deleted and replaced by the following:

                                  (A) FIDELITY

     Loss resulting from any dishonest or fraudulent act(s), including Larceny or Embezzlement committed by an Employee, committed anywhere and whether committed alone or in collusion with others, including loss of Property resulting from such acts of an Employee, which Property is held by the Insured for any purpose or in any capacity and whether so held gratuitously or not and whether or not the Insured is liable therefore.

     Dishonest or fraudulent act(s) as used in this Insuring Agreement shall mean only dishonest or fraudulent act(s) committed by such Employee with the intent:

          (a)  to cause the Insured to sustain such loss, or

          (b) to obtain thereby an improper financial benefit for the Employee, or for any person or entity intended by the Employee to receive such benefit.

     It is agreed that loss resulting from the intentional transfer of Property to the benefit of an innocent third party, committed by the Employee in the knowledge that such third party was not lawfully entitled to such Property and which Property is not lawfully recoverable by the Insured, shall be deemed to be a loss which meets the requirements of this Insuring Agreement. Such loss must result from acts committed by the Employee with the intent to cause the Insured to sustain such loss.

     Notwithstanding the foregoing however, it is agreed that with regard to Loans and Trading this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to make and which result in

          (i)  an improper financial benefit for the Employee, or

          (ii) an improper financial benefit for another person or entity with whom the Employee committing the dishonest or fraudulent act was in collusion, provided that the Insured establishes that the Employee intended to participate in the financial benefit.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     Salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other Employee benefits shall not constitute an improper financial benefit.

     The word "Loan" as used in this Insuring Agreement means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the insured and all transactions by which the Insured assumes an existing creditor relationship.

     The word "Trading" as used in this Insuring Agreement means trading or other dealings in securities, commodities, futures, options, foreign or Federal Funds, currencies, foreign exchange and the like.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #4

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                   AMEND INSURING AGREEMENT (B) AUDIT EXPENSE

It is agreed that:

1. Insuring Agreement (B), AUDIT EXPENSE, applies to the discovery of any loss sustained by the Insured and covered by this Bond.

2. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #5

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                AMEND INSURING AGREEMENT (G) COUNTERFEIT CURRENCY

It is agreed that:

1. Insuring Agreement (G), COUNTERFEIT CURRENCY, is amended so that coverage applied to any counterfeited money orders or altered paper currencies or coin of any country.

2. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #6

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                    COMPUTER SYSTEMS FRAUD INSURING AGREEMENT

It is agreed that:

1. The attached bond is amended by adding an additional Insuring Agreement as follows:

                                COMPUTER SYSTEMS

     Loss resulting directly from a fraudulent

     (1)  entry of data into, or

     (2)  change of data elements or programs within

     a Computer System; provided the fraudulent entry or change causes

          (a)  Property to be transferred, paid or delivered,

          (b) an account of the Insured, or of its customer, to be added, deleted, debited or credited, or

          (c) an unauthorized account or a fictitious account to be debited or credited;

     (3) voice instructions or advices having been transmitted to the Insured or its agent(s) by telephone;

and provided further, the fraudulent entry or change is made or caused by an individual acting with the manifest intent to:

          (a)  cause the Insured or its agent(s) to sustain a loss, and

          (b) obtain financial benefit for that individual or for other persons intended by that individual to receive financial benefit,

          (c)  and further provided such voice instructions or advices:

               (i) were made by a person who purported to represent an individual authorized to make such voice instructions or advices; and

               (ii) were electronically recorded by the Insured or its agent(s).

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     (4) It shall be a condition to recovery under the Computer Systems Rider that the Insured or its agent(s) shall to the best of their ability electronically record all voice instructions or advices received over telephone. The Insured or its agent(s) warrant that they shall make their best efforts to maintain the electronic recording system on a continuous basis. Nothing, however, in this Rider shall bar the Insured from recovery where no recording is available because of mechanical failure of the device used in making such recording, or because of failure of the media used to record a conversation from any cause, or error or omission of any Employee(s) or agent(s) of the Insured.

                               SCHEDULE OF SYSTEMS

Insureds Proprietary System

2.   As used in this Rider, Computer System means

     (a) computers with related peripheral components, including storage components, wherever located,

     (b)  systems and applications software,

     (c)  terminal devices,

     (d)  related communication networks or customer communication systems, and

     (e)  related Electronic Funds Transfer Systems,

by which data are electronically collected, transmitted, processed, stored, and retrieved.

3. In addition to the exclusions in the attached bond, the following exclusions are applicable to this Insuring Agreement:

     (a) loss resulting directly or indirectly from the theft of confidential information, material or data; and

     (b) loss resulting directly or indirectly from entries or changes made by an individual authorized to have access to a Computer System who acts in good faith on instructions, unless such instructions are given to that individual by a software contractor (or by a partner, officer or employee thereof) authorized by the Insured to design, develop, prepare, supply service, write or implement programs for the Insured's Computer System.

4.   The following portions of the attached bond are not applicable to this
     Rider:

     (a) the initial paragraph of the bond preceding the Insuring Agreements which reads

          "... at any time but discovered during the Bond Period,"

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     (b) Section 9-NON-REDUCTION AND NON-ACCUMULATION OF LIABILITY AND TOTAL LIABILITY

     (c)  Section 1 a-LIMIT OF LIABILITY

5. The coverage afforded by this rider applies only to loss discovered by the Insured during the period this Rider is in force.

6. All loss or series of losses involving the fraudulent activity of one individual, or involving fraudulent activity in which one individual is implicated, whether or not that individual is specifically identified, shall be treated as one loss. A series of losses involving unidentified individuals but arising from the same method of operation may be deemed by the Underwriter to involve the same individual and in that event shall be treated as one loss.

7. The Limit of Liability for the coverage provided by this Rider shall be LIMITED TO THE AMOUNT SHOWN IN ITEM 3 OF THE DECLARATIONS PAGE.

8. The Underwriter shall be liable hereunder for the amount by which one loss shall be in excess of the deductible shown in Item 3 OF THE DECLARATIONS PAGE.

9. If any loss is covered under this Insuring Agreement and any other Insuring Agreement or Coverage, the maximum amount payable for such loss shall not exceed the largest amount available under any one Insuring Agreement or Coverage.

10. Coverage under this Rider shall terminate upon termination or cancellation of the bond to which this Rider is attached. Coverage under this rider may also be terminated or cancelled without cancelling the bond as an entirety:

     (a) 90 days after receipt by the Insured of written notice from the Underwriter of its desire to terminate or cancel coverage under this Rider, or

     (b) immediately upon receipt by the Underwriter of a written request from the Insured to terminate or cancel coverage under this Rider.

The Underwriter shall refund to the Insured the unearned premium for this coverage under this Rider. The refund shall be computed at short rates if this Rider is terminated or cancelled or reduced by notice from, or at the instance of, the Insured.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

11. Section 4-LOSS-NOTICE-PROOF-LEGAL PROCEEDING of the Conditions and Limitations of this bond is amended by adding the following sentence:

     "Proof of Loss resulting from Voice Instructions or advices covered under this bond shall include Electronic Recordings of such Voice Instructions or advices."

12. Notwithstanding the foregoing, however, coverage afforded by this Rider is not designed to provide protection against loss covered under a separate Electronic and Computer Crime Policy by whatever title assigned or by whatever Underwriter written. Any loss which is covered under such separate Policy is excluded from coverage under this bond; and the Insured agrees to make claim for such loss under its separate Policy.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #7

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

              VOICE INITIATED TRANSFER FRAUD INSURING AGREEMENT (L)

It is agreed that:

1.   The attached bond is amended by adding an Insuring Agreement as follows:

                         VOICE INITIATED TRANSFER FRAUD

     Loss resulting directly from the Insured having, in good faith, transferred Funds or other Property from a Customer's account through a Computer System covered under the terms of the Computer System Fraud Insuring Agreement in reliance upon a fraudulent voice instruction transmitted by telephone which was purported to be from:

          (1) an officer, director, partner or employee of a Customer of the Insured who was authorized by the Customer to instruct the Insured to make such transfer;

          (2)  an individual person who is a Customer of the Insured; or

          (3) an Employee of the Insured in another office of the Insured who was authorized by the Insured to instruct other Employees of the Insured to transfer Funds, and was received by an Employee of the Insured specifically designated to receive and act upon such instructions,

     But the voice instruction was not from a person described in (1), (2), or
     (3) above, provided that:

               (i) such voice instruction was electronically recorded by the Insured and required password(s) or code word(s) given; and

               (ii) if the transfer was in excess of $100,000, the voice
                    instruction was verified by a call-back according to a prearranged procedure.

     In this Insuring Agreement:

     (A) Customer means an entity or individual which has a written agreement with the Insured authorizing the Insured to rely on voice instructions to make transfers and which has provided the Insured with the names of persons authorized to initiate such transfers and with which the Insured has established an instruction verification mechanism;

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     (B)  Funds means Money on deposit in an account.

2. In addition to the Conditions and Limitations in the bond and Computer Systems Fraud Insuring Agreement rider, the following provisions are applicable to the Voice Initiated Transfer Fraud Insuring Agreement:

     This Insuring Agreement does not cover loss resulting directly or indirectly from the assumption of liability by the Insured by contract unless the liability arises from a loss covered by this Insuring Agreement and would be imposed on the Insured regardless of the existence of the contract.

     Proof of loss for claim under the Voice Initiated Transfer Insuring Agreement must include electronic recordings of such voice instructions and the verification call-back, if such call was required.

3. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #8

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

               TELEFACSIMILE TRANSFER FRAUD INSURING AGREEMENT (K)

It is agreed that:

1. The attached bond is amended by adding an additional Insuring Agreement as follows:

     Loss resulting by reason of the Insured having transferred, paid or delivered any funds or Property, established any credit, debited any account, or given any value relying on any fraudulent instructions sent by a customer or financial institution by Telefacsimile Transmission directed to the Insured, authorizing or acknowledging the transfer, payment, or delivery of funds or property, the establishment of a credit debiting of any account, or the giving of value by the Insured, but only is such telefacsimile instructions:

          i) bear a valid test key exchanged between the Insured and a customer or another financial institution with authority to use such test key for Telefacsimile instructions in the ordinary course of business, but which test key has been wrongfully obtained by a person who was not authorized to initiate, make, validate or authenticate a test key arrangement; and

          ii) fraudulently purport to have been sent by such customer or financial institution, but which telefacsimile instruction were transmitted without the knowledge or consent of such customer or financial institution by a person other than such customer or financial institution and which bear a forged signature.

     "Telefacsimile" means a system of transmitting written documents by electronic signals over telephone lines to equipment maintained by the Insured within its communication room for the purposes of reproducing a copy of said document. It does not mean electronic communication sent by Telex, TWC, or electronic mail, or Automated Clearing House.

2. The Limit of Liability for the coverage provided by this rider shall be $20,000,000 it being understood, however, that such liability shall be part of and not in addition to the Limit of Liability stated in Item 3 of the Declaration of the attached bond.

     The Underwriter shall be liable hereunder for the amount by which a Single Loss exceeds the Deductible Amount of $100,000 but not in excess of the Limit of Liability stated above.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

3. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations conditions or agreements or the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #9

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                  AUTOMATED PHONE SYSTEM INSURING AGREEMENT (M)

It is agreed that:

1. The attached bond is amended by adding an additional Insuring Agreement as follows:

                             AUTOMATED PHONE SYSTEM

     1. Loss cause by an Automated Phone System ("APS") Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the bond Period all APS Designated Procedures with respect to the APS Transactions. The Unintentional isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance shall not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the Bond.

          1. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:

               a. "APS Transaction" means any APS Redemption, APS Exchange or APS Election.

               b. "APS Redemption" means any redemption of shares issued by an Investment Company which is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

               c. "APS Election" means any election concerning dividend options available to Fund Shareholders which is made over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

               d. "APS Exchange" means any exchange of shares in a registered account of one Fund into shares in an identically registered account of another Fund in the same complex pursuant to exchange privileges of the two Funds, which exchange is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

               e. "APS Designated Procedures" means all of the following procedures:

                    (1) Election in Application: No APS Redemption shall be executed unless the shareholder to whose account such an APS Redemption relates has previously elected by Official Designation to permit such APS Redemption.

                    (2) Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information transmitted by an individual caller through use of a telephone keypad in the course of such a request, and the records shall be retained for at least six months.

                         (a) Information contained in the records shall be capable of being retrieved through the following methods:

                              AUDIO TAPE AND OR TRANSACTIONS STORED ON COMPUTER DISKS

                         (b) Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success rate of no less than 85 percent.

                    (3) Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before execution of that APS Transaction by requiring the entry by the caller of a confidential personal identification number ("PIN")

                         (a) Limited Attempts to Enter PIN: If the caller fails to enter a correct PIN within three attempts, the caller must not be allowed additional attempts during the same (telephone call/twenty-four hour day) to enter the PIN

                    (4) Written Confirmation: A written confirmation of any APS Transaction shall be mailed to the shareholder(s) to whose account such APS Transaction relates, at the original record address, by the end of the Insured's next regular processing

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                         cycle, but in no event later than five business days following such APS Transaction.

                    (5) Access to APS Equipment: Access to the equipment which permits the entity receiving the APS Transaction request to process and effect the transaction shall be limited in the following manner:

2. Exclusions. It is further understood and agreed that this extension shall not cover:

     a.   Any loss covered under Insuring Agreement A. "Fidelity", of this Bond;

     b.   Any loss resulting from:

          (1) The redemption of shares, where the proceeds of such redemption are made payable to other than

               (i)  the shareholder of record, or

               (ii) a person officially Designated to receive redemption
                    proceeds, or

               (iii) a bank account officially Designated to receive redemption proceeds, or

          (2) The redemption of shares, where the proceeds of such redemption are paid by check mailed to any address, unless such address has either been

               (i) designated by voice over the telephone or in writing without a signature guarantee, in either case at least thirty (30) days prior to such redemption, or

               (ii) officially Designated, or

               (iii) verified by any other procedures which may be stated below in this Rider, or

          (3) The redemption of shares, where the proceeds of such redemption are paid by wire transfer to other than the shareholder's officially Designated bank account, or

          (4) the Intentional failure to adhere to one or more APS Designated Procedures.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

3. Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, limitations, conditions or provisions of the attached bond other than above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #10

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                               AMENDED TERMINATION

It is agreed that:

1. The attached bond is hereby amended by deleting Section 13., TERMINATION, in its entirety and substituting the following:

     The Underwriter may terminate this bond as an entirety by furnishing written notice specifying the termination date which cannot be prior to 90 days after the receipt of such written notice by each Investment Company named as Insured and the Securities and Exchange Commission, Washington, D.C. The Insured may terminate this bond as an entirety by furnishing written notice to the Underwriter. When the Insured cancels, the Insured shall furnish written notice to the Securities and Exchange Commission, Washington, D.C. prior to 90 days before the effective date of the termination. The Underwriter shall notify all other Investment Companies named as Insured of the receipt of such termination notice and the termination cannot be effective prior to 90 days after receipt of written notice by all other Investment Companies. Premiums are earned until the termination date as set forth herein.

     This Bond will terminate as to any one Insured, (other than a registered management investment company), immediately upon taking over of such Insured by a receiver or other liquidator or by State or Federal officials, or immediately upon the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured, or immediately upon such Insured ceasing to exist, whether through merger into another entity, or by disposition of all of its asserts.

     This Bond will terminate as to any registered management investment company upon the expiration of 90 days after written notice has been given to the Securities and Exchange Commission, Washington, D.C.

     The Underwriter shall refund the unearned premium computed at short rates in accordance with the standard short rate cancellation tables if terminated by the Insured or pro rata terminated for any other reason.

     This bond shall terminate

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     a. as to any Employee as soon as any partner, officer or supervisory Employee of the Insured, who is not in collusion with such Employee, shall learn of any dishonest or fraudulent act(s), including Larceny or Embezzlement on the part of such Employee without prejudice to the loss of any Property then in transit in the custody of such Employee and upon the expiration of ninety (90) days after written notice has been given to the Securities and Exchange Commission, Washington, D.C. (See Section 16(d) and to the Insured Investment Company, or

     b. as to any Employee 90 days after receipt by each Insured and by the Securities and Exchange Commission of a written notice from the Underwriter of its desire to terminate this bond as to such Employee, or

     c. as to any person, who is a partner, officer or employee of any Electronic Data Processor covered under this bond, from and after the time that the Insured or any partner or officer thereof not in collusion with such person shall have knowledge or information that such person has committed any dishonest or fraudulent act(s), including Larceny or Embezzlement in the service of the Insured or otherwise, whether such act be committed before or after the time this bond is effective and upon the expiration of ninety (90) days after written notice has been given by the Underwriter to the Securities and Exchange Commission, Washington DC and to the insured investment Company.

2. Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, limitations, conditions, or provisions of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #11

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                               AUTOMATIC COVERAGE

It is agreed that:

1. If the Insured shall, while this bond is in force, establish any new funds other than by consolidation or merger with, purchase or acquisition of assets or liabilities of, another institution, such funds shall automatically be covered hereunder from the date of such establishment without the payment of additional premium for the remainder of the premium period.

2. If the Insured shall, while this bond is in force, require an increase in limits to comply with SEC Reg. 17g-1, due to an increase in asset size of current funds insured under this bond or by the addition of new funds, such increase in limits shall automatically be covered hereunder from the date of such increase without the payment of additional premium for the remainder of the premium period.

3. However, in no event, will the Single Loss Limit of Liability exceed $25,000,000 under any of the Insuring Agreements of this bond.

4. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #12

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                             OTHER INSURANCE CLAUSE

In consideration of the premium charged for this Bond, it is hereby understood and agreed that insurance available to the Bank of America Corporation and its subsidiaries under its Corporate Insurance Program which has a deductible for Thirty Million Dollars ($30,000,000) will not be deemed to be "other insurance of suretyship" with respect to Section 11 - Other Insurance of this Bond.

For purposes of this Rider, "Corporation Insurance Program" means the policies listed below and any renewals or replacements thereof:

FINANCIAL INSTITUTION BOND

Policy No.        Insurer                                  Type of Coverage
----------        -------                                  ----------------
492-39-26         National Union                           Crime Bond - Primary
QA033105          Lloyds                                   Crime Bond - 1st Excess
DOXG21666117002   Ace American Insurance Company           Crime Bond - 1st Excess
490PB0796         St. Paul Mercury                         Crime Bond - 1st Excess
492-39-67         National Union                           Crime Bond - 1st Excess
FIB000576402      Fidelity & Deposit Company of Maryland   Crime Bond - 1st Excess
QA033205          Lloyds                                   Crime Bond - 2nd Excess
524711002         Great American Insurance Company         Crime Bond - 2nd Excess
FIB000579302      Fidelity & Deposit Company of Maryland   Crime Bond - 2nd Excess
267895088         Continental Casualty Co.                 Crime Bond - 2nd Excess
DOXG21666154002   ACE American Insurance Company           Crime Bond - 2nd Excess
490BD0462         St. Paul Mercury                         Crime Bond - 2nd Excess
FIB000630000      Fidelity & Deposit Company of Maryland   Crime Bond - 3rd Excess
FIB400032205      Quanta Indemnity Company                 Crime Bond - 3rd Excess
FIF000792800      Arch Specialty Insurance Company         Crime Bond - 3rd Excess
82047439          Federal Insurance Company                Crime Bond - 3rd Excess
26820806          Continental Casualty Company             Crime Bond - 3rd Excess
ELU08924705       XL Specialty Ins Co                      FIP Blended - Primary
C002245003        Allied World Assurance Co. Ltd.          FIP Blended - 1st Excess
RNN505924         Axis Surplus Insurance Company           FIP Blended - 1st Excess

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

24MG05A7579       Houston Casualty Company   FIP Blended - 1st Excess
7727795PLFF2005   Max Re                     FIP Blended - 1st Excess


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #13

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                            TRIA PREMIUM ENDORSEMENT

It is agreed that:

1. the premium for coverage pursuant to the Terrorism Risk Insurance Act of 2002 ("TRIA Coverage") charged for the attached policy for the policy period is $3,495.

2. Any coverage provided for losses caused by an act of terrorism as defined by TRIA (TRIA Losses) may be partially reimbursed by the United States under a formula established by TRIA as follows: 90% of TRIA Losses in excess of the insurer deductible mandated by TRIA, the deductible to be based on a percentage of the insurer's direct earned premiums for the year preceding the act of terrorism.

3. A copy of the TRIA disclosure sent with the original quote is attached hereto.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #14

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                             FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:

FORM NUMBER   EDITION DATE                         FORM TITLE
-----------   ------------                         ----------
81285             01/03      TRIA Dec Disclosure Form
87435             02/05      OFAC Endorsement
MNSCPT                       Named Insured Rider
MNSCPT                       Amend Insuring Agreement (A) Fidelity
MNSCPT                       Amend Insuring Agreement (B) Audit Expense
MNSCPT                       Amend Insuring Agreement (G) Counterfeit Currency
MNSCPT                       Computer Systems Fraud Insuring Agreement
MNSCPT                       Voice Initiated Transfer Fraud Insuring Agreement (L)
MNSCPT                       Telefacsimile Transfer Fraud Insuring Agreement (K)
MNSCPT                       Automated Phone System Insuring Agreement (M)
MNSCPT                       Amended Termination
MNSCPT                       Automatic Coverage
MNSCPT                       Other Insurance Clause
MNSCPT                       TRIA Premium Endorsement
41205             09/84      Investment Company Blanket Bond - DEC PAGE
41206             09/84      Investment Company Blanket Bond - GUTS


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

            National Union Fire Insurance Company of Pittsburgh, Pa.
                        CLAIM REPORTING INFORMATION SHEET

Reporting Under Policy/Bond Number: 492-08-52

Type of Coverage: BOOK1998

Insured's Name, As Given On Policy Declaration(Face Page): NATIONS FUND TRUST

Contact Person: ________________________________________________________________

Title: _________________________________________________________________________

Phone: (_____________)___________________ - ___________   Ext __________________

Case or Claimant Name: _________________________________________________________

________________________________________________________________________________

If The Party Involved Is Different From "Insured" Name (As Given On The Policy Declaration) State

Relationship: __________________________________________________________________

Insurance Broker/Agent: AON RISK SERVICES INC OF NY

Address: 55 EAST 52ND STREET
         NEW YORK, NY 10055-4725

Contact: KARL PETERSEN

Phone: _________________________________________________________________________

Name of Underwriter (If Known): Mark Fernandez

Please Provide The Information Requested Above So That We Can Expedite Our Service To You.

Send Notice Of Claims To: Attn: Segmentation
                          175 Water Street
                          9th Floor
                          New York, NY 10038

                                    RIDER #15

This endorsement, effective 12:01 AM June 15, 2006 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                              POLICY PERIOD AMENDED

In consideration of the additional premium of $45,360 (pro rata amount of the annual premium), it is hereby understood and agreed that Item 2 on the Declaration page entitled BOND PERIOD is deleted in its entirety and replaced with the following:

BOND PERIOD:   FROM: June 15, 2005   TO: October 31, 2006

(12:01 A.M. standard time at the address stated in Item 1.)

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.


                                        /s/ John Doyle
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                          ICI MUTUAL INSURANCE COMPANY

                                  P.O. Box 730
                         Burlington, Vermont 05402-0730

                         INVESTMENT COMPANY BLANKET BOND
                                    (EXCESS)

                          ICI MUTUAL INSURANCE COMPANY
                                  P.O. Box 730
                         Burlington, Vermont 05402-0730

                                  DECLARATIONS

ITEM 1.   Name of Insured (the "Insured")                            Bond Number
          NATIONS FUND TRUST                                         97430105B

          Principal Address: 245 Summer Street, Boston, MA 02111

ITEM 2. Bond Period: from 12:01 a.m. on June 15, 2005 to 12:01 a.m. on June 15, 2006, or the earlier effective date of the termination of this Bond, standard time at the Principal Address as to each of said dates.

ITEM 3.   Limit of Liability--

                                                         LIMIT OF    DEDUCTIBLE
                                                        LIABILITY     AMOUNT(1)
                                                       -----------   -----------
Insuring Agreement A--FIDELITY                         $10,000,000   $50,000,000
Insuring Agreement C--PREMISES                         $10,000,000   $50,000,000
Insuring Agreement D--IN TRANSIT                       $10,000,000   $50,000,000
Insuring Agreement E--FORGERY OR ALTERATION            $10,000,000   $50,000,000
Insuring Agreement F--SECURITIES                       $10,000,000   $50,000,000
Insuring Agreement G--COUNTERFEIT CURRENCY             $10,000,000   $50,000,000
Insuring Agreement H--STOP PAYMENT                     $10,000,000   $50,000,000
Insuring Agreement I--UNCOLLECTIBLE ITEMS OF DEPOSIT   $10,000,000   $50,000,000
Insuring Agreement J--COMPUTER SYSTEMS                 $10,000,000   $50,000,000
Insuring Agreement K--VOICE INITIATED TRANSFER FRAUD   $10,000,000   $50,000,000
Insuring Agreement L--TELAFACSIMILE TRANSFER FRAUD     $10,000,000   $50,000,000
Insuring Agreement M--AUTOMATED PHONE SYSTEM           $10,000,000   $50,000,000

(1)  Plus the applicable deductible of the Primary Bond

ITEM 4.   PRIMARY BOND--National Union Fire Insurance Company Bond No. 492-08-52

ITEM 5. The liability of ICI Mutual Insurance Company (the "Underwriter") is subject to the terms of the following Riders attached hereto:

          Rider 1

          And of all Riders applicable to this Bond issued during the Bond
          Period.

ICI Mutual Insurance Company ("Underwriter"), in consideration of the required premium, and in reliance on the application and all other information furnished to the Underwriter by the Insured, and subject to and in accordance with the Declarations, General Agreements, Provisions, Conditions and Limitations of this bond, agrees to indemnity the Insured for loss, discovered during the Bond Period, which would otherwise have been paid under the PRIMARY BOND but for the fact that the loss exceeds the limit of liability of such Primary Bond. Coverage under this bond shall follow the terms and conditions of the PRIMARY BOND, except with respect to:

     a.   Any coverage exceptions specified by riders attached to this bond;

     b. The deductible amounts and limits of liability as stated in ITEM 3. of the Declarations and;

     c. The General Agreements, Provisions, Conditions and Limitations set forth herein.

GENERAL AGREEMENTS

A.   CHANGE OF MODIFICATION OF PRIMARY BOND

     If after the inception date of this bond the PRIMARY BOND is changed or modified, written notice of any such change or modification shall be given to the Underwriter as soon as practicable, not to exceed thirty (30) days after such change or modification, together with such information as the Underwriter may request. There shall be no coverage under this bond for any loss arising from or in any way related to such change or modification until such time as the Underwriter is advised of and specifically agrees by written endorsement to provide coverage for such change or modification.

B.   LOSS--NOTICE--PROOF--LEGAL PROCEEDINGS

     This Bond is for the use and benefit only of the Insured and the Underwriter shall not be liable hereunder for loss sustained by anyone other than the Insured (except that if the Insured includes such other loss in the Insured's proof of loss, the Underwriter shall consider its liability therefore.) As soon as practicable and not more than sixty (60) days after discovery of any loss covered hereunder, the Insured shall give the Underwriter written notice thereof and, as soon as practicable and within one year after such discovery, shall also furnish to the Underwriter affirmative proof of loss with full particulars. The Underwriter may extend the sixty day notice period or the one year proof of loss period if the Insured requests an extension and shows good cause therefore.

     The Underwriter shall not be liable hereunder for loss of Securities unless each of the Securities is identified in such proof of loss by a certificate or bond number or by such identification means as the Underwriter may require. The Underwriter shall have a reasonable period after receipt of a proper affirmative proof of loss within which to investigate the claim, but where the loss is of Securities and is clear and undisputed, settlement shall be made with forty-eight (48) hours even if the loss involved Securities of which duplicates may be obtained.

     The Insured shall not bring legal proceedings against the Underwriter to recover any loss hereunder prior to sixty (60) days after filing such proof of loss or subsequent to twenty-four (24) months after the discovery of such loss or, in the case of a legal proceeding to recover hereunder on account of any judgment against the Insured in or settlement of any suit or to recover court costs or attorneys' fees paid in any such suit, twenty-four (24) months after the date of the final judgment in or settlement of such suit. If any limitation in this bond is prohibited by any applicable law, such limitation shall be deemed to be amended to be equal to the minimum period of limitation permitted by such law.

     Notice hereunder shall be given to Manager, Professional Liability Claims, ICI Mutual Insurance Company, P.O. Box 730, Burlington, Vermont 05402-0730.

PROVISIONS, CONDITIONS AND LIMITATIONS

SECTION 1. DEFINITIONS

a. DEDUCTIBLE AMOUNT means the amount stated in ITEM 3. of the Declarations, applicable to each Single Loss. In no event shall this DEDUCTIBLE AMOUNT be reduced for any reason, including but not limited to, the non-existence, invalidity, insufficiency or uncollectibility of any UNDERLYING BOND(S), including the insolvency or dissolution of any Insurer providing coverage under any UNDERLYING BOND(S).

b. PRIMARY BOND means the bond scheduled in ITEM 5. of the Declarations or any bond that may replace or substitute for such bond.

c.   SINGLE LOSS means:

     (1) all loss resulting from any one actual or attempted theft committed by one person, or

     (2) all loss caused by any one act (other than a theft or a dishonest or fraudulent act) committed by one person, or

     (3) all loss caused by dishonest or fraudulent acts committed by one person, or

     (4)  all expenses incurred with respect to any one audit or examination, or

     (5) all loss caused by any one occurrence or event other than those specified in subsections (1) through (4) above.

d. UNDERLYING BOND means the PRIMARY BOND and all other insurance coverage referred to in ITEM 4. of the Declarations.

SECTION 2. SINGLE LOSS LIMIT OF LIABILITY

     The Underwriter's liability for each SINGLE LOSS shall not exceed the Limit of Liability as stated in ITEM 3. of the Declarations.

SECTION 3. DISCOVERY

     For all purposes under this bond, a loss is discovered, and discovery of a loss occurs, when the Insured

     (1)  becomes aware of facts, or

     (2) receives notice of an actual or potential claim by a third party which alleges that the Insured is liable under circumstances, which would cause a reasonable person to assume that loss covered by this bond has been or is likely to be incurred even though the exact amount or details of loss may not be known.

SECTION 4. ASSIGNMENT OF RIGHTS

     Upon payment to the Insured hereunder for any loss, the Underwriter shall be subrogated to the extent of such payment to all of the Insured's rights and claims in connection with such loss; provided, however, that the Underwriter shall not be subrogated to any such rights or claims one named Insured under this bond may have against another named Insured under this bond. At the request of the Underwriter, the Insured shall execute all assignments or other documents and take such action as the Underwriter may deem necessary or desirable to secure and perfect such rights and claims, including the execution of documents necessary to enable the Underwriter to bring suit in the name of the Insured.

     Assignment of any rights or claims under this bond shall bind the Underwriter without the Underwriter's written consent.

SECTION 5. COOPERATION OF INSURED

     At the Underwriter's request and at reasonable times and places designated by the Underwriter the Insured shall:

          a. submit to examination by the Underwriter and subscribe to the same under oath, and

          b. produce for the Underwriter's examination all pertinent records, and

          c. cooperate with the Underwriter in all matters pertaining to the loss.

     The Insured shall execute all papers and render assistance to secure for the Underwriter the rights and causes of action provided for under this bond. The Insured shall do nothing after loss to prejudice such rights or causes of action.

SECTION 6. TERMINATION

     The Underwriter may terminate this bond as to any Insured or all Insureds only by written notice to such Insured or Insureds and, if this bond is terminated as to any investment company registered under the Investment Company Act of 1940, to each such investment company terminated thereby and to the Securities and Exchange Commission, Washington,

     D.C., in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

     The Insured may terminate this bond only by written notice to the Underwriter not less than sixty (60) days prior to the effective date of the termination specified in such notice. Notwithstanding the foregoing, when the Insured terminates this bond as to any investment company registered under the Investment Company Act of 1940, the effective date of termination shall be not less than sixty (60) days from the date the Underwriter provides written notice of the termination to each such investment company terminated thereby and to the Securities and Exchange Commission, Washington, D.C.

     This bond will terminate as to any Insured entity that is not an investment company registered under the Investment Company Act of 1940 immediately and without notice upon (1) the takeover of such Insured's business by any State or Federal official or agency, or by any receiver or liquidator, or
     (2) the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured.

     Premiums are earned until the effective date of termination. The Underwriter shall refund the unearned premium computed at short rates in accordance with the Underwriter's standard short rate cancellation tables if this bond is terminated by the Insured or pro rata if this bond is terminated by the Underwriter.

     Upon the detection by any Insured that an employee (as defined in the PRIMARY BOND) has committed any dishonest or fraudulent act(s) or theft, the Insured shall immediately remove such employee from a position that may enable such employee to cause the Insured to suffer a loss by any subsequent dishonest or fraudulent act(s) or theft. The Insured, within two
     (2) business days of such detection, shall notify the Underwriter with full and complete particulars of the detected dishonest or fraudulent act(s) or theft.

     For purposes of this section, detection occurs when any partner, officer, or supervisory employee of any Insured, who is not in collusion with such employee, becomes aware that the employee has committed any dishonest or fraudulent act(s) or theft.

     This bond shall terminate as to any employee (as defined the PRIMARY BOND) by written notice from the Underwriter to each Insured and, if such employee is an employee of an Insured investment company registered under the Investment Company Act of 1940, to the Securities and Exchange Commission, in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

SECTION 7. CONFORMITY

     If any limitation within this bond is prohibited by any law controlling this bond's construction, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.

SECTION 8. CHANGE OR MODIFICATION

     This bond may only be modified by written Rider forming a part hereof over the signature of the Underwriter's authorized representative. Any Rider which modified the coverage provided by Insuring Agreement A, Fidelity (or the equivalent insuring agreement) of the Primary Bond in a manner which adversely affects the rights of an Insured investment company registered under the Investment Company Act of 1940 shall not become effective until at least sixty (60) days after the Underwriter has given written notice thereof to the Securities and Exchange Commission, Washington, D.C., and to each Insured investment company registered under the Investment Company Act of 1940 affected thereby.

SECTION 9. DEDUCTIBLE AMOUNT; LIMIT OF LIABILITY

     The Underwriter shall not be liable under any Insuring Agreement unless the amount of the loss covered thereunder, after deducting the net amount of all reimbursement and/or recovery received by the Insured with respect to such loss (other than from the PRIMARY BOND or from any other bond, suretyship or insurance policy), shall exceed the applicable DEDUCTIBLE AMOUNT; in such case the Underwriter shall be liable only for such excess, subject to the applicable Limit of Liability and other agreements, provisions, conditions and limitations of this bond.

     The maximum liability of the Underwriter for any Single Loss covered by any Insuring Agreement under this bond shall be the Limit of Liability applicable to such Insuring Agreement, subject to the applicable DEDUCTIBLE AMOUNT and the other agreements, provisions, conditions and limitations of this bond.

                          ICI MUTUAL INSURANCE COMPANY

                         INVESTMENT COMPANY BLANKET BOND
                                  (EXCESS BOND)

                                   RIDER NO. 1

INSURED                                                              BOND NUMBER
Nations Funds Trust                                                    97430105B

EFFECTIVE DATE                                                       BOND PERIOD
June 15, 2005                                     June 15, 2005 to June 15, 2006

Most property and casualty insurers, including ICI Mutual Insurance Company ("ICI Mutual"), are subject to the requirements of the Terrorism Risk Insurance Act of 2002 (the "Act"). The Act establishes a Federal insurance backstop under which ICI Mutual and these other insurers will be partially reimbursed for future "INSURED LOSSES" resulting from certified "ACTS OF TERRORISM." (Each of these BOLDED TERMS is defined by the Act.) The Act also places certain disclosure and other obligations on ICI Mutual and these other insurers.

Pursuant to the Act, any future losses to ICI Mutual caused by certified "ACTS OF TERRORISM" will be partially reimbursed by the United States government under a formula established by the Act. Under this formula, the United States government will reimburse ICI Mutual for 90% of ICI Mutual's "INSURED LOSSES" in excess of a statutorily established deductible until total insured losses of all participating insurers reach $100 billion. If total "insured losses" of all property and casualty insurers reach $100 billion during any applicable period, the Act provides that the insurers will not be liable under their policies for their portions of such losses that exceed such amount. Amounts otherwise payable under this bond may be reduced as a result.

Coverage under this bond remains subject to all applicable terms, conditions and limitations of the bond (including exclusions) that are permissible under the Act. The portion of the premium that is attributable to any coverage potentially available under the bond for "ACTS OF TERRORISM" is one percent (1%).

                         GREAT AMERICAN INSURANCE GROUP
                             FIDELITY CRIME DIVISION

              FINANCIAL INSTITUTION EXCESS FOLLOW FORM CERTIFICATE

The Great American Insurance Company, herein called the UNDERWRITER

Bond Number: FS 554-46-22

Name and Address of Insured: NATIONS FUND TRUST
                             100 FEDERAL STREET
                             BOSTON, MA  02110

The UNDERWRITER, in consideration of an agreed premium, and in reliance upon the statements and information furnished to the UNDERWRITER by the Insured, and subject to the terms and conditions of the underlying coverage scheduled in ITEM 3 below, as excess and not contributing insurance, agrees to pay the Insured for loss which:

     (a) Would have been paid under the Underlying but for the fact that such loss exceeds the limit of liability of the Underlying Carrier(s) listed in ITEM 3, and

     (b) for which the Underlying Carrier has made payment, and the Insured has collected, the full amount of the expressed limit of the Underlying Carrier's liability.

ITEM 1. BOND PERIOD: from 12:01 a.m. on 6/15/2005 to 12:01 a.m. on 06/15/2006
                                       (inception)                (expiration)

ITEM 2. LIMIT OF LIABILITY AT INCEPTION: $15,000,000 PER OCCURRENCE

ITEM 3. UNDERLYING COVERAGE:

     A) CARRIER:     NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA
        LIMIT:       $20,000,000 SUBJECT TO A $100,000 DEDUCTIBLE
        BOND NUMBER: 492-08-52
        BOND PERIOD: 06/15/2005 -06/15/2006

     B) CARRIER:     CONTINENTAL CASUALTY COMPANY
        LIMIT:       $15,000,000
        BOND NUMBER: 268115878
        BOND PERIOD: 06/15/2005 -06/15/2006

ITEM 4. Coverage provided by this Bond is subject to the following attached Rider(s): N/A

ITEM 5. By acceptance of this Bond, you give us notice canceling prior Bond No. N/A, the cancellation to be effective at the same time this Bond becomes effective.

In witness whereof, the UNDERWRITER has caused this certificate to be signed by an Attorney-in-Fact of the UNDERWRITER this 13th day of January, 2006.

                                        THE GREAT AMERICAN INSURANCE COMPANY


                                        By: /s/ Frank Scheckton
                                            -----------------------------------
                                            (Attorney-in-Fact)

                         GREAT AMERICAN INSURANCE GROUP
                            FIDELITY/CRIME DEPARTMENT

June 13, 2006

Mr. Timothy Fletcher
Aon Risk Services, Inc.
Professional Services Group
55 East 52nd Street
New York, New York 10055

RE: NATIONS FUND TRUST
    100 FEDERAL STREET
    BOSTON, MASSACHUSETTS 02110
    EXCESS INVESTMENT COMPANY BLANKET
    BOND NUMBER: FS554-4622

Dear Mr. Fletcher:

This will confirm that the Great American has agreed to the extension of coverage to 31 October 2006. Our extension Rider and billing will follow under separate cover. We will be billing an additional premium of $24,570 at 0% commission.

If you have any questions or anything further is needed please do not hesitate to contact the undersigned.

Sincerely,


/s/ Jerry W. Douglas
-------------------------------------
Jerry W. Douglas

CNA                                                                 DECLARATIONS
                                                         EXCESS INSURANCE POLICY

CUSTOMER NUMBER                                                      DATE ISSUED
     232046                                                           02/17/2006

POLICY NUMBER                COVERAGE IS PROVIDED BY                PRODUCER NO.
  268115878                Continental Casualty Company                702859
                          (herein called 'Underwriter')

          NAMED INSURED AND ADDRESS                      PRODUCER NAME AND ADDRESS
ITEM 1.   Nations Fund Trust (herein called 'Insured')   Aon Risk Services, Inc.
          100 Federal Street                             Karl Petersen
          Boston, MA 02110                               55 East 52nd Street, 33rd Floor
                                                         New York, NY 10055

ITEM 2.   Bond Period: from 12:01 a.m. on 06/15/2005 to 12:01 a.m. on 06/15/2006 standard time.

ITEM 3.   Single Loss Limit of Liability: $15,000,000

ITEM 4.   Underlying Insurance:

Primary                                    Single Loss
Underlying Insurance   Policy Number   Limit of Liability   Deductible
--------------------   -------------   ------------------   ----------
National Union Fire      492-08-52        $20,000,000        $100,000
Insurance Company of
Pittsburgh, PA

Excess                                     Single Loss
Underlying Insurance   Policy Number   Limit of Liability   Deductible
--------------------   -------------   ------------------   ----------
n/a

ITEM 5.   Notice of claim should be sent to the
          Underwriter at:                             CNA Global Specialty Lines
                                                      Financial Insurance
                                                      Division, Fidelity Bonding
                                                      40 Wall Street
                                                      New York, NY 10005

ITEM 6. The liability of the Underwriter is subject to the terms of the following riders attached hereto:

          PRO-9482 Trade and Economic Sanctions Endorsement

ITEM 7. The Insured by the acceptance of this policy gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) n/a, such termination or cancellation to be effective as of the time this policy becomes effective.

                                        By: /s/ Daniel Fortin
                                           -------------------------------------
                                           Authorized Representative

                                        Date: 02/17/2006

                              EXCESS FIDELITY BOND
                                (NON-AGGREGATED)

In consideration of the payment of the premium and in reliance upon all statements made and information provided to the Underwriter by the INSURED and subject to the provisions of this policy, the Underwriter and the INSURED agree as follows:

SECTION I. INSURING AGREEMENT

     The Underwriter agrees to indemnify INSURED for loss discovered during the BOND PERIOD, which exceeds the UNDERLYING INSURANCE but is otherwise properly payable according to the terms of the UNDERLYING INSURANCE.

SECTION II. GENERAL AGREEMENTS

A.   DEFINITIONS

     Throughout this bond, the words "bond" and "policy" are interchangeable.

     BOND PERIOD means the period from the effective date and hour of this Bond as set forth in Item 2 of the Declarations, to the Policy expiration date and hour set forth in Item 2 of the Declarations, or its earlier cancellation date or termination date, if any.

     INSURED means those persons or organizations insured under the PRIMARY UNDERLYING INSURANCE, at its inception.

     NAMED INSURED means the organizations named in Item 1 of the Declarations.

     PRIMARY UNDERLYING INSURANCE means the Policy scheduled in Item 4 of the Declarations. UNDER1YING INSURANCE means all those Policies scheduled in
     Item 4 of the Declarations and any Policies replacing them.

B.   NOTICE TO UNDERWRITER OF LOSS OR LEGAL PROCEEDING

     At the earliest practicable moment, not to exceed the notice requirements specified in the PRIMARY UNDERLYING INSURANCE, the NAMED INSURED shall give the Underwriter notice thereof. Such notice is to be sent to: CNA Global Specialty Lines, Fidelity Bonding, 8th Floor, 40 Wall Street New York, NY 10005. Within six (6) months after such discovery, the NAMED INSURED shall furnish the Underwriter proof of loss, duly sworn, with full particulars; and if requested by the Underwriter, copies of proof of loss presented to the PRIMARY UNDERLYING INSURANCE.

     Legal proceedings for the recovery of any loss hereunder shall not be brought prior to the expiration of sixty (60) days after the proof of loss if filed with the Underwriter or after the expiration of twenty-four (24) months from discovery of such loss.

SECTION III. CONDITIONS AND LIMITATIONS

A.   UNDERLYING INSURANCE

     This bond is subject to all terms and conditions of the PRIMARY UNDERLYING INSURANCE (except premium, limit of liability, and any other provision set forth in this bond). However, should any provision of this bond conflict with any provision of the UNDERLYING INSURANCE, then the provisions of this bond shall control. All UNDERLYING INSURANCE in effect at the inception of this bond shall be maintained in full effect during the BOND PERIOD. If the UNDERLYING INSURANCE is amended or modified during the BOND PERIOD, the Underwriter shall be given written notice as required by the PRIMARY UNDERLYING INSURANCE and premium hereunder shall be adjusted as appropriate. Failure to comply with the foregoing shall not void this bond; however, in the event of such failure, the Underwriter shall only be liable to the same extent as if the UNDERLYING INSURANCE remained in full force and with the terms and conditions agreed to by the Underwriter.

B.   JOINT INSUREDS

     If two or more INSUREDS are covered under this Bond, the first NAMED INSURED shall act for all INSUREDS. Payment by the Underwriter to the first Named INSURED for any loss sustained by any INSURED shall fully release the Underwriter with respect to such loss. If the first named INSURED ceases to be covered under this Bond, the INSURED next named shall be considered as the first Named INSURED. The liability of the Underwriter for loss sustained by all INSUREDS shall not exceed the amount for which the Underwriter would have been liable had all such loss been sustained by one INSURED.

     Knowledge possessed or discovery made by any INSURED shall constitute knowledge or discovery by all INSUREDS for all purposes of this bond.

C.   SINGLE LOSS LIMIT OF LIABILITY

     The Underwriter's liability for each single loss shall not exceed the applicable Single Loss Limit of Liability shown in Item 3 of the Declarations.

D.   MAINTENANCE OF UNDERLYING INSURANCE AND DROP DOWN PROVISION

     1. The UNDERLYING INSURANCE shall be maintained during the BOND PERIOD on the same terms and conditions in effect upon the inception date of this Bond, subject to any reduction of the limits of liability available under the UNDERLYING INSURANCE solely by reason of payment in legal currency of losses covered thereunder. Except as provided in Section G. below, failure to comply with the foregoing shall not invalidate this Policy but the Insurer shall not be liable to a greater extent than if this condition had been complied with. To the extent that any UNDERLYING INSURANCE is not maintained during the POLICY PERIOD (including any applicable Extended Reporting Period) on the same terms and conditions in effect upon the inception date of this Policy:

          a. the INSUREDS shall be deemed to be self-insured for any loss not covered under the UNDERLYING INSURANCE due to such failure, and

          b. the UNDERLYING LIMITS shall not be deemed to be depleted due to any loss payments covered under the UNDERLYING INSURANCE on account of such changes in terms and conditions of such UNDERLYING INSURANCE.

     2. The NAMED ENTITY shall notify the Insurer in writing as soon as practicable before the effective date of any change in the terms and conditions of any UNDERLYING INSURANCE. This Policy shall become subject to such changes only if and to the extent the Insurer agrees thereto by written endorsement to this Policy prior to the effective date of such changes, and only if the INSUREDS pay any additional premium required by the Insurer.

     3. Notwithstanding any provisions of the UNDERLYING INSURANCE to the contrary, for the purpose of the coverage afforded under this Policy, any exhaustion of any sub-limit of liability within the UNDERLYING INSURANCE shall not be deemed to exhaust the UNDERLYING INSURANCE and the Insureds shall be deemed to be self-insured for the amount of any loss in excess of such sub-limit up to the amount of the total limit of liability of the UNDERLYING INSURANCE.

     4. Failure of any UNDERLYING INSURANCE to make payment due to insolvency or for any other reason, shall not reduce the UNDERLYING INSURANCE Limit of Liability and this bond shall continue to respond only to loss in excess of that unreduced amount.

E.   EXCLUSIONS

     This bond does not directly or indirectly cover:

     1. loss not reported to the Underwriter in writing within thirty (30) days after the termination of this bond;

     2. loss resulting from the effects of nuclear fission or fusion or radioactivity;

     3. loss of potential income, including but not limited to interest and dividends, not realized by an INSURED;

     4. damage of any type for which an INSURED is legally liable, except compensatory damages, but not multiples thereof, arising from a loss covered under this bond;

     5. all costs, fees and expenses incurred by an INSURED in establishing the existence of or amount of loss covered under this bond; or as a party to any legal proceedings even is such legal proceedings results in a loss covered under this bond;

     6.   loss resulting from indirect of consequential loss of any nature.

F.   CONFORMITY

     If any limitation embodies herein is prohibited by any law controlling the construction thereof, such limitation will be deemed to be amended to comply with the minimum requirements of such law.

G.   TERMINATION

     This Bond shall apply in conformance with the termination and/or cancellation provisions of the PRIMARY POLICY; provided that, in the event of the occurrence of the following, this bond shall terminate:

     - immediately upon the appointment of a trustee, receiver, or liquidator of any INSURED or the taking over of any INSURED by State or Federal officials; or

     -    immediately upon the dissolution or takeover of any INSURED; or

     -    immediately upon the exhaustion of the Aggregate Limit of Liability;
          or

     -    immediately upon the expiration of the BOND PERIOD; or

     - immediately upon the cancellation, termination or non-renewal of the any of the UNDERLYING INSURANCE.

H.   CHANGE OR MODIFICATION

     This bond or any amendment affecting same may not be changed or modified orally. No change in or modification of this bond shall be effective except when made by written endorsement to this bond duly executed by the Underwriter.

IN WITNESS WHEREOF, the Underwriter has caused this Policy to be executed by its Chairman and Secretary, but this Policy shall not be binding upon the Underwriter unless completed by the attachment of the Declarations and signed by a duly authorized representative of the Underwriter.


/s/ Steve Lilienthal                    /s/ Jonathan Kantor
-------------------------------------   ----------------------------------------
Chairman of the Board                   Secretary

                    TRADE AND ECONOMIC SANCTIONS ENDORSEMENT

In consideration of the premium paid, a new condition is added to the policy as follows:

This policy does not and shall not provide any coverage that is uninsurable under the laws or regulations of the United Sates concerning trade or economic sanctions.

All other provisions of the Policy remain unchanged.

This endorsement, which forms a part of and is for attachment to the Policy issued by the designated Insurers, takes effect on the effective date of said Policy at the hour stated in said Policy and expires concurrently with said Policy unless another effective date is shown below.


By Authorized Representative
                             ---------------------------------------------------
(No signature is required issued with the Policy or if it is effective on the Policy Effective Date)

                       EXTENSION OF POLICY PERIOD - EXCESS

In consideration of the additional premium of $30,238, it is agreed that the Policy expiration date set forth in Item 2. of the Declaration is deleted and replaced by the following Policy expiration date: 10/31/2006.

All other provisions of the Policy remain unchanged.

ENDORSEMENT NUMER: 2
POLICY NUMBER: 169909285
ISSUED TO: Nations Fund Trust
EFFECTIVE DATE OF ENDORSEMENT: 06/15/2006

This endorsement, which forms a part of and is for attachment to the Policy issued by the designated Insurers, takes effect on the effective date of said Policy at the hour stated in said Policy and expires concurrently with said Policy unless another effective date is shown above.


By Authorized Representative
                             ---------------------------------------------------
(No signature is required if this endorsement is issued with the Policy or if it is effective on the Policy Effective Date)

                          JOINT FIDELITY BOND AGREEMENT

     WHEREAS, Columbia Funds Series Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of fifty-four investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios; and

     WHEREAS, Columbia Funds Master Investment Trust (the "Master Trust") is an open-end management investment company registered as such under the 1940 Act, currently consisting of eleven investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios; and

     WHEREAS, Columbia Funds Variable Insurance Trust I ("Variable Insurance Trust") is an open-end management investment company registered as such under the 1940 Act, currently consisting of six investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios; and

     WHEREAS, the Trust, the Master Trust, and Variable Insurance Trust are required to provide and maintain a fidelity bond pursuant to Rule 17g-1 under the 1940 Act; and

     WHEREAS, Rule 17g-1(b) provides that the fidelity bond may be in the form of a joint insured bond covering the Trust, the Master Trust, and Variable Insurance Trust; and

     WHEREAS, the Directors or Trustees of the Trust, the Master Trust, and Variable Insurance Trust, including a majority of such Directors or Trustees who are not "interested persons" (as that term is defined in the 1940 Act), have made the determinations required by Rule 17g-1, including those provisions specifically applicable to a joint insured bond;

     NOW, THEREFORE, the Trust, the Master Trust, and Variable Insurance Trust hereby agree as follows:

     1. Each of the Trust, the Master Trust, and Variable Insurance Trust will pay a portion of the premiums for the joint insured fidelity bond which is allocated pro rata according to the percentage each of their net assets bear to the aggregate net assets of all the insured parties or allocated pursuant to another Board approved ratable method.

     2. In the event recovery is received under the joint insured bond as a result of a loss sustained by two or more of the insured parties, each party shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which such party would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph
(d)(1) of Rule 17g-1 under the 1940 Act.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Dated: June 28, 2006                    COLUMBIA FUNDS SERIES TRUST
                                        COLUMBIA FUNDS MASTER INVESTMENT TRUST
                                        COLUMBIA FUNDS VARIABLE INSURANCE TRUST
                                        I


                                        By: /s/ J. Kevin Connaughton
                                            ------------------------------------
                                        Name: J. Kevin Connaughton
                                        Title: Senior Vice President

                         INVESTMENT COMPANY BLANKET BOND
                      NATIONAL UNION FIRE INSURANCE COMPANY
                               OF PITTSBURGH, PA.
           (A Stock Insurance Company, Herein Called the Underwriter)

                               Bond No. 492-08-52

DECLARATIONS

ITEM 1. Name of Insured (herein called Insured): NATIONS FUND TRUST

        Principal Address                        100 FEDERAL STREET
                                                 BOSTON, MA 02110

ITEM 2. Bond Period: from 12:01A.M. JUNE 15, 2005 TO JUNE 15, 2006 the effective date of the termination or cancellation of this bond, standard time at the Principal Address as to each of said dates.

ITEM 3. Limit of Liability--Subject to Sections 9, 10 and 12 hereof,

     Amount applicable to

                                                        Limit of Liability   Deductible
                                                        ------------------   ----------
Insuring Agreement (A)-FIDELITY                             $20,000,000       $100,000
Insuring Agreement (B)-AUDIT EXPENSE                        $20,000,000       $100,000
Insuring Agreement (C)-ON PREMISES                          $20,000,000       $100,000
Insuring Agreement (D)-IN TRANSIT                           $20,000,000       $100,000
Insuring Agreement-(E)-FORGERY OR ALTERATION                $20,000,000       $100,000
Insuring Agreement (F)-SECURITIES                           $20,000,000       $100,000
Insuring Agreement (G)-COUNTERFEIT CURRENCY                 $20,000,000       $100,000
Insuring Agreement (H)-STOP PAYMENT                         $20,000,000       $100,000
Insuring Agreement (I)-UNCOLLECTIBLE ITEMS OF DEPOSIT       $20,000,000       $100,000
ADDITIONAL COVERAGES TO BE ADDED:
Insuring Agreement (J)-COMPUTER SYSTEMS                     $20,000,000       $100,000
Insuring Agreement (K)-VOICE INITIATED TRANSFER FRAUD       $20,000,000       $100,000
Insuring Agreement (L)-TELEFACSIMILE TRANSFER FRAUD         $20,000,000       $100,000
Insuring Agreement (M)-AUTOMATED PHONE SYSTEM               $20,000,000       $100,000

          If "Not Covered" is inserted above opposite any specified Insuring Agreement or Coverage, such Insuring Agreement or Coverage and any other reference thereto in this bond shall be deemed to be deleted therefrom.

ITEM 4. Offices or Premises Covered--Offices acquired or established subsequent to the effective date of this bond are covered according to the terms of General Agreement A. All the Insured's offices or premises in existence at the time this bond becomes effective are covered under this bond except the offices or premises located as follows: NO EXCEPTIONS.

ITEM 5. The liability of the Underwriter is subject to the terms of the following riders attached hereto: ENDORSEMENTS NO. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14

ITEM 6. The Insured by the acceptance of this bond gives to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) such termination or cancellation to be effective as of the time this bond becomes effective.


                                        By: /s/ John Keogh
                                            ------------------------------------
                                            Authorized Representative

                         INVESTMENT COMPANY BLANKET BOND

The Underwriter, in consideration of an agreed premium, and subject to the Declarations made a part hereof, the General Agreements, Conditions and Limitations and other terms of this bond, agrees with the Insured, in accordance with the Insuring Agreements hereof to which an amount of insurance is applicable as set forth in Item 3 of the Declarations and with respect to loss sustained by the Insured at any time but discovered during the Bond Period, to indemnify and hold harmless the Insured for:

                               INSURING AGREEMENTS

(A)  FIDELITY

     Loss resulting from any dishonest or fraudulent act(s), including Larceny or Embezzlement committed by an Employee, committed anywhere and whether committed alone or in collusion with others, including loss of Property resulting from such acts of an Employee, which Property is held by the Insured for any purpose or in any capacity and whether so held gratuitously or not and whether or not the Insured is liable therefor.

     Dishonest or fraudulent act(s) as used in this Insuring Agreement shall mean only dishonest or fraudulent act(s) committed by such Employee with the manifest intent:

     (a)  to cause the Insured to sustain such loss; and

     (b) to obtain financial benefit for the Employee, or for any other person or organization intended by the Employee to receive such benefit, other than salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits earned in the normal course of employment.

(B)  AUDIT EXPENSE

     Expense incurred by the Insured for that part of the costs of audits or examinations required by any governmental regulatory authority to be conducted either by such authority or by an independent accountant by reason of the discovery of loss sustained by the Insured through any dishonest or fraudulent act(s), including Larceny or Embezzlement of any of the Employees. The total liability of the Underwriter for such expense by reason of such acts of any Employee or in which such Employee is concerned or implicated or with respect to any one audit or examination is limited to the amount stated opposite Audit Expense in Item 3 of the Declarations; it being understood, however, that such expense shall be deemed to be a loss sustained by the Insured through any dishonest or fraudulent act(s), including Larceny or Embezzlement of one or more of the Employees and the liability under this paragraph shall be in addition to the Limit of liability stated in Insuring Agreement (A) in Item 3 of the Declarations.

(C)  ON PREMISES

     Loss of Property (occurring with or without negligence or violence) through robbery, burglary, Larceny, theft, holdup, or other fraudulent means, misplacement, mysterious unexplainable disappearance, damage thereto or destruction thereof, abstraction or removal from the possession, custody or control of the Insured, and loss of subscription, conversion, redemption or deposit privileges through the misplacement or loss of Property, while the Property is (or is supposed or believed by the Insured to be) lodged or deposited within any offices or premises located anywhere, except in an office listed in Item 4 of the Declarations or amendment thereof or in the mail or with a carrier for hire other than an armored motor vehicle company, for the purpose of transportation.

                              Offices and Equipment

     (1) Loss of or damage to, furnishings, fixtures, stationery, supplies or equipment, within any of the Insured's offices covered under this bond caused by Larceny or theft in, or by burglary, robbery or holdup of such office, or attempt thereat, or by vandalism or malicious mischief; or

     (2) loss through damage to any such office by Larceny or theft in, or by burglary, robbery or holdup of such office or attempt thereat, or to the interior of any such office by vandalism or malicious mischief provided, in any even, that the Insured is the owner of such offices, furnishings, fixtures, stationery, supplies or equipment or is legally liable for such loss or damage, always excepting, however, all loss or damage through fire.

(D)  IN TRANSIT

     Loss of Property (occurring with or without negligence or violence) through robbery, Larceny, theft, holdup, misplacement, mysterious unexplainable disappearance, being lost or otherwise made away with, damage thereto or destruction thereof, and loss of subscription, conversion, redemption or deposit privileges through the misplacement or loss of Property, while the Property is in transit anywhere in the custody of any person or persons acting as messenger, except while in the mail or with a carrier for hire, other than an armored motor vehicle company, for the purpose of transportation, such transit to begin immediately upon receipt of such Property by the transporting person or persons, and to end immediately upon delivery thereof at destination.

(E)  FORGERY OR ALTERATION

     Loss through FORGERY or ALTERATION of, on or in any bills of exchange, checks, drafts, acceptances, certificates of deposit, promissory notes, or other written promises, orders or directions to pay sums certain in money, due bills, money orders, warrants, orders upon public treasuries, letters of credit, written instructions, advices or applications directed to the Insured, authorizing or acknowledging the transfer, payment, delivery or receipt of funds or Property, which instructions or advices or applications purport to have been signed or endorsed by any customer of the Insured, shareholder or subscriber to shares, whether certificated or uncertificated, of any Investment Company or by any financial or banking institution or stockbroker but which instructions, advices or applications either bear the forged signature or endorsement or have been altered without the knowledge and consent of such customer, shareholder or subscriber to shares, whether certificated or uncertificated, of an Investment Company, financial or banking institution or stockbroker, withdrawal orders or receipts for the withdrawal of funds or Property, or receipts or certificates of deposit for Property and bearing the name of the Insured as issuer, or of another Investment Company for which the Insured acts as agent, excluding, however, any loss covered under Insuring Agreement (F) hereof whether or not coverage for Insuring Agreement (F) is provided for in the Declarations of this bond.

     Any check or draft (a) made payable to a fictitious payee and endorsed in the name of such fictitious payee or (b) procured in a transaction with the maker or drawer thereof or with one acting as an agent of such maker or drawer or anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated, shall be deemed to be forged as to such endorsement.

     Mechanically reproduced facsimile signatures are treated the same as handwritten signatures.

(F)  SECURITIES

     Loss sustained by the Insured, including loss sustained by reason of a violation of the constitution, by-laws, rules or regulations of any Self Regulatory Organization of which the Insured is a member or which would have been imposed upon the Insured by the constitution, by-laws, rules or regulations of any Self Regulatory Organization if the Insured had been a member thereof,

     (1) through the Insured's having, in good faith and in the course of business, whether for its own account or for the account of others, in any representative, fiduciary, agency or any other capacity, either gratuitously or otherwise, purchased or otherwise acquired, accepted or received, or sold or delivered, or given any value, extended any credit or assumed any liability, on the faith of, or otherwise acted upon, any securities, documents or other written instruments which prove to have been

          (a)  counterfeited, or

          (b) forged as to the signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent or registrar, acceptor, surety or guarantor or as to the signature of any person signing in any other capacity, or

          (c)  raised or otherwise altered, or lost, or stolen, or

     (2) through the Insured's having, in good faith and in the course of business, guaranteed in writing or witnessed any signatures whether for valuable consideration or not and whether or not such guaranteeing or witnessing is ultra vires the Insured, upon any transfers, assignments, bills of sale, powers of attorney, guarantees, endorsements or other obligations upon or in connection with any securities, documents or other written instruments and which pass or purport to pass title to such securities, documents or other written instruments; EXCLUDING, losses caused by FORGERY or ALTERATION of, on or in those instruments covered under Insuring Agreement (E) hereof.

          Securities, documents or other written instruments shall be deemed to mean original (including original counterparts) negotiable or non-negotiable agreements which in and of themselves represent an equitable interest, ownership, or debt, including an assignment thereof which instruments are in the ordinary course of business, transferable by delivery of such agreements with any necessary endorsement or assignment.

          The word "counterfeited" as used in this Insuring Agreement shall be deemed to mean any security, document or other written instrument which is intended to deceive and to be taken for an original.

          Mechanically produced facsimile signatures are treated the same as handwritten signatures.

(G)  COUNTERFEIT CURRENCY

     Loss through the receipt by the Insured, in good faith, of any counterfeited money orders or altered paper currencies or coin of the United States of America or Canada issued or purporting to have been issued by the United States of America or Canada or issued pursuant to a United States of America or Canadian statute for use as currency.

(H)  STOP PAYMENT

     Loss against any and all sums which the Insured shall become obligated to pay by reason of the Liability imposed upon the Insured by law for damages:

     For having either complied with or failed to comply with any written notice of any customer, shareholder or subscriber of the Insured or any Authorized Representative of such customer, shareholder or subscriber to stop payment of any check or draft made or drawn by such customer, shareholder or subscriber or any Authorized Representative of such customer, shareholder or subscriber, or

     For having refused to pay any check or draft made or drawn by any customer, shareholder or subscriber of the Insured or any Authorized Representative of such customer, shareholder or subscriber.

(I)  UNCOLLECTIBLE ITEMS OF DEPOSIT

     Loss resulting from payments of dividends or fund shares, or withdrawals permitted from any customer's shareholder's or subscriber's account based upon Uncollectible Items of Deposit of a customer, shareholder or subscriber credited by the Insured or the Insured's agent to such customer's, shareholder's or subscriber's Mutual Fund Account; or

     loss resulting from any item of Deposit processed through an Automated Clearing House which is reversed by the customer, shareholder or subscriber and deemed uncollectible by the Insured.

     Loss includes dividends and interest accrued not to exceed 15% of the Uncollectible Items which are deposited.

     This Insuring Agreement applies to all Mutual Funds with "exchange privileges" if all Fund(s) in the exchange program are insured by a National Union Fire Insurance Company of Pittsburgh, PA for Uncollectible Items of Deposit. Regardless of the number of transactions between Fund(s), the minimum number of days of deposit within the Fund(s) before withdrawal as declared in the Fund(s) prospectus shall begin from the date a deposit was first credited to any Insured Fund(s).

                               GENERAL AGREEMENTS

A.   ADDITIONAL OFFICES OR EMPLOYEES-CONSOLIDATION OR MERGER-NOTICE

     (1) If the Insured shall, while this bond is in force, establish any additional office or offices, such office or offices shall be automatically covered hereunder from the dates of their establishment, respectively. No notice to the Underwriter of an increase during any premium period in the number of offices or in the number of Employees at any of the offices covered hereunder need be given and no additional premium need be paid for the remainder of such premium period.

     (2) If an Investment Company, named as Insured herein, shall, while this bond is in force, merge or consolidate with, or purchase the assets of another institution, coverage for such acquisition shall apply automatically from the date of acquisition. The Insured shall notify the Underwriter of such acquisition within 60 days of said date, and an additional premium shall be computed only if such acquisition involves additional offices or employees.

B.   WARRANTY

     No statement made by or on behalf of the Insured, whether contained in the application or otherwise, shall be deemed to be a warranty of anything except that it is true to the best of the knowledge and belief of the person making the statement.

C.   COURT COSTS AND ATTORNEYS' FEES

     (Applicable to all Insuring Agreements or Coverages now or hereafter forming part of this bond)

     The Underwriter will indemnify the Insured against court costs and reasonable attorneys' fees incurred and paid by the Insured in defense, whether or not successful, whether or not fully litigated on the merits and whether or not settled of any suit or legal proceeding brought against the Insured to enforce the Insured's liability or alleged liability on account of any loss, claim or damage which, if established against the Insured, would constitute a loss sustained by the Insured covered under the terms of this bond provided, however, that with respect to Insuring Agreement (A) this indemnity shall apply only in the event that

     (1) an Employee admits to being guilty of any dishonest or fraudulent act(s), including Larceny or Embezzlement; or

     (2) an Employee is adjudicated to be guilty of any dishonest or fraudulent act(s), including Larceny or Embezzlement;

     (3) in the absence of (1) or (2) above an arbitration panel agrees, after a review of an agreed statement of facts, that an Employee would be found guilty of dishonesty if such Employee were prosecuted.

     The Insured shall promptly give notice to the Underwriter of any such suit or legal proceeding and at the request of the Underwriter shall furnish it with copies of all pleadings and other papers therein. At the Underwriter's election the Insured shall permit the Underwriter to conduct the defense of such suit or legal proceeding, in the Insured's name, through attorneys of the Underwriter's selection. In such event, the Insured shall give all reasonable information and assistance which the Underwriter shall deem necessary to the proper defense of such suit or legal proceeding.

     If the amount of the insured's liability or alleged liability is greater than the amount recoverable under this bond, or if a Deductible Amount is applicable, or both, the liability of the Underwriter under this General Agreement is limited to the proportion of court costs and attorneys' fees incurred and paid by the insured or by the Underwriter that the amount recoverable under this bond bears to the total of such amount plus the amount which is not so recoverable. Such indemnity shall be in addition to the Limit of Liability for the applicable Insuring Agreement or Coverage.

D.   FORMER EMPLOYEE

     Acts of an Employee, as defined in this bond, are covered under Insuring Agreement (a) only while the Employee is in the Insured's employ. Should loss involving a former Employee of the Insured be discovered subsequent to the termination of employment, coverage would still apply under Insuring Agreement
(A) if the direct proximate cause of the loss occurred while the former Employee performed duties within the scope of his/her employment.

                      THE FOREGOING INSURING AGREEMENTS AND
                        GENERAL AGREEMENTS ARE SUBJECT TO
                            THE FOLLOWING CONDITIONS
                                AND LIMITATIONS:

SECTION 1. DEFINITIONS

     The following terms, as used in this bond, shall have the respective meanings stated in this Section:

     (a)  "Employee" means:

          (1)  any of the Insured's officers, partners, or employees, and

          (2) any of the officers or employees of any predecessor of the Insured whose principal assets are acquired by the Insured by consolidation or merger with, or purchase of assets or capital stock of such predecessor, and

          (3) attorneys retained by the Insured to perform legal services for the Insured and the employees of such attorneys while such attorneys or the employees of such attorneys are performing such services for the Insured, and

          (4) guest students pursuing their studies or duties in any of the Insured's offices, and

          (5) directors or trustees of the Insured, the investment advisor, underwriter (distributor), transfer agent, or shareholder accounting record keeper, or administrator authorized by written agreement to keep financial and/or other required records, but only while performing acts coming within the scope of the usual duties of an officer or employee or while acting as a member of any committee duly elected or appointed to examine or audit or have custody of or access to the Property of the Insured, and

          (6) any individual or individuals assigned to perform the usual duties of an employee within the premises of the Insured, by contract, or by any agency furnishing temporary personnel on a contingent or part-time basis, and

          (7) each natural person, partnership or corporation authorized by written agreement with the Insured to perform services as electronic data processor of checks or other accounting records of the Insured, but excluding any such processor who acts as transfer agent or in any other agency capacity in issuing checks, drafts or securities for the Insured, unless included under Sub-section (9) hereof, and

          (8) those persons so designated in Section 15, Central Handling of Securities, and

          (9)  any officer, partner or Employee of

               a)   an investment advisor,

               b)   an underwriter (distributor),

               c)   a transfer agent or shareholder accounting record-keeper, or

               d) an administrator authorized by written agreement to keep financial and/or other required records,

               for an Investment Company named as Insured while performing acts coming within the scope of the usual duties of an officer or Employee of any Investment Company named as Insured herein, or while acting as a member of any committee duly elected or appointed to examine or audit or have custody of or access to the Property of any such Investment Company, provided that only Employees or partners of a transfer agent, shareholder accounting record-keeper or administrator which is an affiliated person as defined in the Investment Company Act of 1940, of an Investment Company named as Insured or is an affiliated person of the adviser, underwriter or administrator of such Investment Company, and which is not a bank, shall be included within the definition of Employee.

               Each employer of temporary personnel or processors as set forth in Sub-Sections (6) and of Section 1(a) and their partners, officers and employees shall collectively be deemed to be one person for all the purposes of this bond, excepting, however, the last paragraph of Section 13.

               Brokers, or other agents under contract or representatives of the same general character shall not be considered Employees.

     (b) "Property" means money (i.e., currency, coin, bank notes, Federal Reserve notes), postage and revenue stamps, U.S. Savings Stamps, bullion, precious metals of all kinds and in any form and articles made therefrom, jewelry, watches, necklaces, bracelets, gems, precious and semi-precious stones, bonds, securities, evidences of debts, debentures, scrip, certificates, interim receipts, warrants, rights, puts, calls, straddles, spreads, transfers, coupons, drafts, bills of exchange, acceptances, notes, checks, withdrawal orders, money orders, warehouse receipts, bills of lading, conditional sales contracts, abstracts of title, insurance policies, deeds, mortgages under real estate and/or chattels and upon interests therein, and assignments of such policies, mortgages and instruments, and other valuable papers, including books of account and other records used by the Insured in the conduct of its business, and all other instruments similar to or in the nature of the foregoing including Electronic representations of such instruments enumerated above (but excluding all data processing records) in which the Insured has an interest or in which the Insured acquired or should have acquired an interest by reason of a predecessor's declared financial condition at the time of the Insured's consolidation or merger with, or purchase of the principal assets of, such predecessor or which are held by the Insured for any purpose or in any capacity and whether so held by the Insured for any purpose or in any capacity and whether so held gratuitously or not and whether or not the Insured is liable therefor.

     (c) "Forgery" means the signing of the name of another with intent to deceive; it does not include the signing of one's own name with or without authority, in any capacity, for any purpose.

     (d) "Larceny and Embezzlement" as it applies to any named Insured means those acts as set forth in Section 37 of the Investment Company Act of 1940.

     (e) "Items of Deposit" means any one or more checks and drafts. Items of Deposit shall not be deemed uncollectible until the Insured's collection procedures have failed.

SECTION 2. EXCLUSIONS

THIS BOND DOES NOT COVER:

     (a) loss effected directly or indirectly by means of forgery or alteration of, on or in any instrument, except when covered by Insuring Agreement
          (A), (E), (F) or (G).

     (b) loss due to riot or civil commotion outside the United States of America and Canada; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (D), and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit.

     (c) loss, in time of peace or war, directly or indirectly caused by or resulting from the effects of nuclear fission or fusion or radioactivity; provided, however, that this paragraph shall not apply to loss resulting from industrial uses of nuclear energy.

     (d) loss resulting from any wrongful act or acts of any person who is a member of the Board of Directors of the Insured or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official, partial owner or partner of the Insured in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body.

     (e) loss resulting from the complete or partial non-payment of, or default upon, any loan or transaction in the nature of, or amounting to, a loan made by or obtained from the Insured or any of its partners, directors or Employees, whether authorized or unauthorized and whether procured in good faith or through trick, artifice, fraud or false pretenses, unless such loss is covered under Insuring Agreement (A),
          (E) or (F).

     (f)  loss resulting from any violation by the Insured or by any Employee

          (1) of law regulating (a) the issuance, purchase or sale of securities, (b) securities transactions upon Security Exchanges or over the counter market, (c) Investment Companies, or (d) Investment Advisors, or

          (2) of any rule or regulation made pursuant to any such law, unless such loss, in the absence of such laws, rules or regulations, would be covered under Insuring Agreements (A) or (E).

     (g) loss of Property or loss of privileges through the misplacement or loss of Property as set forth in Insuring Agreement (C) or (D) while the Property is in the custody of any armored motor vehicle company, unless such loss shall be in excess of the amount recovered or received by the Insured under (a) the Insured's contract with said armored motor vehicle company, (b) insurance carried by said armored motor vehicle company for the benefit of users of its service, and (c) all other insurance and indemnity in force in whatsoever form carried by or for the benefit of users of said armored motor vehicle company's service, and then this bond shall cover only such excess.

     (h) potential income, including but not limited to interest and dividends, not realized by the Insured because of a loss covered under this bond, except as included under Insuring Agreement (I).

     (i) all damages of any type for which the Insured is legally liable, except direct compensatory damages arising from a loss covered under this bond.

     (j) loss through the surrender of Property away from an office of the Insured as a result of a threat

          (1) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Insured of any such threat, or

          (2) to do damage to the premises or Property of the Insured, except when covered under Insuring Agreement (A).

     (k) all costs, fees and other expenses incurred by the Insured in establishing the existence of or amount of loss covered under this bond unless such indemnity is provided for under Insuring Agreement
          (B).

     (l) loss resulting from payments made or withdrawals from the account of a customer of the Insured, shareholder or subscriber to shares involving funds erroneously credited to such account, unless such payments are made to or withdrawn by such depositor or representative of such person, who is within the premises of the drawee bank of the Insured or within the office of the Insured at the time of such payment or withdrawal or unless such payment is covered under Insuring Agreement
          (A).

     (m) any loss resulting from Uncollectible Items of Deposit which are drawn from a financial institution outside the fifty states of the United States of America, District of Columbia, and territories and possessions of the United States of America, and Canada.

SECTION 3. ASSIGNMENT OF RIGHTS

     This bond does not afford coverage in favor of any Employers of temporary personnel or of processors as set forth in sub-sections (6) and (7) of Section 1(a) of this bond, as aforesaid, and upon payment to the Insured by the Underwriter on account of any loss through dishonest or fraudulent act(s) including Larceny or Embezzlement committed by any of the partners, officers or employees of such Employers, whether acting alone or in collusion with others, an assignment of such of the Insured's rights and causes of action as it may have against such Employers by reason of such acts so committed shall, to the extent of such payment, be given by the Insured to the Underwriter, and the Insured shall execute all papers necessary to secure to the Underwriter the rights herein provided for.

SECTION 4. LOSS -NOTICE -PROOF- LEGAL PROCEEDINGS

     This bond is for the use and benefit only of the Insured named in the Declarations and the Underwriter shall not be liable hereunder for loss sustained by anyone other than the Insured unless the Insured, in its sole discretion and at its option, shall include such loss in the Insured's proof of loss. At the earliest practicable moment after discovery of any loss hereunder the Insured shall give the Underwriter written notice thereof and shall also within six months after such discovery furnish to the Underwriter affirmative proof of loss with full particulars. If claim is made under this bond for loss of securities or shares, the Underwriter shall not be liable unless each of such securities or shares is identified in such proof of loss by a certificate or bond number or, where such securities or shares are uncertificated, by such identification means as agreed to by the Underwriter. The Underwriter shall have thirty days after notice and proof of loss within which to investigate the claim, but where the loss is clear and undisputed, settlement shall be made within forty-eight hours; and this shall apply notwithstanding the loss is made up wholly or in part of securities of which duplicates may be obtained. Legal proceedings for recovery of any loss hereunder shall not be brought prior to the expiration of sixty days after such proof of loss is filed with the Underwriter nor after the expiration of twenty-four months from the discovery of such loss, except that any action or proceeding to recover hereunder on account of any judgment against the Insured in any suit mentioned in General Agreement C or to recover attorneys' fees paid in any such suit, shall be begun within twenty-four months from the date upon which the judgment in such suit shall become final. If any limitation embodied in this bond is prohibited by any law controlling the construction hereof, such limitation shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

     Discovery occurs when the Insured

     (a)  becomes aware of facts, or

     (b) receives written notice of an actual or potential claim by a third party which alleges that the Insured is liable under circumstance which would cause a reasonable person to assume that a loss covered by the bond has been or will be incurred even though the exact amount or details of loss may not be then known.

SECTION 5. VALUATION OF PROPERTY

     The value of any Property, except books of accounts or other records used by the Insured in the conduct of its business, for the loss of which a claim shall be made hereunder, shall be determined by the average market value of such Property on the business day next preceding the discovery of such loss; provided, however, that the value of any Property replaced by the Insured prior to the payment of claim therefor shall be the actual market value at the time of replacement; and further provided that in case of a loss or misplacement of interim certificates, warrants, rights, or other securities, the production which is necessary to the exercise of subscription, conversion, redemption or deposit privileges, the value thereof shall be the market value of such privileges immediately preceding the expiration thereof if said loss or misplacement is not discovered until after their expiration. If no market price is quoted for such Property or for such privileges, the value shall be fixed by agreement between the parties or by arbitration.

     In case of any loss or damage to Property consisting of books of accounts or other records used by the Insured in the conduct of its business, the Underwriter shall be liable under this bond only if such books or records are actually reproduced and then for not more than the cost of blank books, blank pages or other materials plus the cost of labor for the actual transcription or copying of data which shall have been furnished by the Insured in order to reproduce such books and other records.

SECTION 6. VALUATION OF PREMISES AND FURNISHINGS

     In case of damage to any office of the Insured, or loss of or damage to the furnishings, fixtures, stationery, supplies, equipment, safes or vaults therein, the Underwriter shall not be liable for more than the actual cash value thereof, or for more than the actual cost of their replacement or repair. The Underwriter may, at its election, pay such actual cash value or make such replacement or repair. If the Underwriter and the Insured cannot agree upon such cash value or such cost of replacement or repair, such shall be determined by arbitration.

SECTION 7. LOST SECURITIES

     If the Insured shall sustain a loss of securities the total value of which is in excess of the limit stated in Item 3 of the Declarations of this bond, the liability of the Underwriter shall be limited to payment for, or duplication of, securities having value equal to the limit stated in Item 3 of the Declarations of this bond.

     If the Underwriter shall make payment to the Insured for any loss of securities, the Insured shall thereupon assign to the Underwriter all of the Insured's rights, title and interests in and to said securities.

     With respect to securities the value of which do not exceed the Deductible Amount (at the time of the discovery of the loss) and for which the Underwriter may at its sole discretion and option and at the request of the Insured issue a Lost Instrument Bond or Bonds to effect replacement thereof, the Insured will pay the usual premium charged therefor and will indemnify the Underwriter against all loss or expense that the Underwriter may sustain because of the issuance of such Lost Instrument Bond or Bonds.

     With respect to securities the value of which exceeds the Deductible Amount (at the time of discovery of the loss) and for which the Underwriter may issue or arrange for the issuance of a Lost Instrument Bond or Bonds to effect replacement thereof, the Insured agrees that it will pay as premium therefor a proportion of the usual premium charged therefor, said proportion being equal to the percentage that the Deductible Amount bears to the value of the securities upon discovery of the loss, and that it will indemnify the issuer of said Lost Instrument Bond or Bonds against all loss and expense that is not recoverable from the Underwriter under the terms and conditions of this INVESTMENT COMPANY BLANKET BOND subject to the Limit of Liability hereunder.

SECTION 8. SALVAGE

     In case of recovery, whether made by the Insured or by the Underwriter, on account of any loss in excess of the Limit of Liability hereunder plus the Deductible Amount applicable to such loss from any source other than suretyship, insurance, reinsurance, security or indemnity taken by or for the benefit of the Underwriter, the net amount of such recovery, less the actual costs and expenses of making same, shall be applied to reimburse the Insured in full for the excess portion of such loss, and the remainder, if any, shall be paid first in reimbursement of the Underwriter and thereafter in reimbursement of the Insured for that part of such loss within the Deductible Amount. The Insured shall execute all necessary papers to secure to the Underwriter the rights provided for herein.

SECTION 9. NON-REDUCTION AND NON-ACCUMULATION OF LIABILITY AND TOTAL LIABILITY

     At all times prior to termination hereof this bond shall continue in force for the limit stated in the applicable sections of Item 3 of the Declarations of this bond notwithstanding any previous loss for which the Underwriter may have paid or be liable to pay hereunder; PROVIDED, however, that regardless of the number of years this bond shall continue in force and the number of premiums which shall be payable or paid, the liability of the Underwriter under this bond with respect to all loss resulting from

     (a) any one act of burglary, robbery or holdup, or attempt thereat, in which no Partner or Employee is concerned or implicated shall be deemed to be one loss, or

     (b) any one unintentional or negligent act on the part of any one person resulting in damage to or destruction or misplacement of property, shall be deemed to be one loss, or

     (c) all wrongful acts, other than those specified in (a) above, of any one person shall be deemed to be one loss, or

     (d) all wrongful acts, other than those specified in (a) above, of one or more persons (which dishonest act or acts of Larceny or Embezzlement include, but are not limited to, the failure of an Employee to report such acts of others) whose dishonest act or acts intentionally or unintentionally, knowingly or unknowingly, directly or indirectly, aid or aids in any way, or permits the continuation of, the dishonest act or acts of any other person or persons shall be deemed to be one loss with the act or acts of the persons aided, or

     (e) any one casualty or event other than those specified in (a), (b), (c) or (d) preceding, shall be deemed to be one loss, and shall be limited to the applicable Limit of Liability stated in Item 3 of the Declarations of this bond irrespective of the total amount of such loss or losses and shall not be cumulative in amounts from year to year or from period to period.

     Sub-section (c) is not applicable to any situation to which the language of sub-section (d) applies.

SECTION 10. LIMIT OF LIABILITY

     With respect to any loss set forth in the PROVIDED clause of Section 9 of this bond which is recoverable or recovered in whole or in part under any other bonds or policies issued by the Underwriter to the Insured or to any predecessor in interest of the Insured and terminated or cancelled or allowed to expire and in which the period for discovery has not expired at the time any such loss thereunder is discovered, the total liability of the Underwriter under this bond and under other bonds or policies shall not exceed, in the aggregate, the amount carried hereunder on such loss or the amount available to the Insured under such other bonds or policies, as limited by the terms and conditions thereof, for any such loss if the latter amount be the larger.

SECTION 11. OTHER INSURANCE

     If the Insured shall hold, as indemnity against any loss covered hereunder, any valid and enforceable insurance or suretyship, the Underwriter shall be liable hereunder only for such amount of such loss which is in excess of the amount of such other insurance or suretyship, not exceeding, however, the Limit of Liability of this bond applicable to such loss.

SECTION 12. DEDUCTIBLE

     The Underwriter shall not be liable under any of the Insuring Agreements of this bond on account of loss as specified, respectively, in sub-sections (a),
(b), (c), (d) and (e) of Section 9, NON-REDUCTION AND NON-ACCUMULATION OF LIABILITY AND TOTAL LIABILITY, unless the amount of such loss, after deducting the net amount of all reimbursement and/or recovery obtained or made by the Insured, other than from any bond or policy of insurance issued by an insurance company and covering such loss, or by the Underwriter on account thereof prior to payment by the Underwriter of such loss, shall exceed the Deductible Amount set forth in Item 3 of the Declarations hereof (herein called Deductible Amount) and then for such excess only, but in no event for more than the applicable Limit of Liability stated in Item 3 of the Declarations.

     The Insured will bear, in addition to the Deductible Amount, premiums on Lost Instrument Bonds as set forth in Section 7.

     There shall be no deductible applicable to any loss under Insuring Agreement A sustained by any Investment Company named as Insured herein.

SECTION 13. TERMINATION

     The Underwriter may terminate this bond as an entirety by furnishing written notice specifying the termination date which cannot be prior to 60 days after the receipt of such written notice by each Investment Company named as Insured and the Securities and Exchange Commission, Washington, D.C. The Insured may terminate this bond as an entirety by furnishing written notice to the Underwriter. When the Insured cancels, the Insured shall furnish written notice to the Securities and Exchange Commission, Washington, D.C. prior to 60 days before the effective date of the termination. The Underwriter shall notify all other Investment Companies named as insured of the receipt of such termination notice and the termination cannot be effective prior to 60 days after receipt of written notice by all other Investment Companies. Premiums are earned until the termination date as set forth herein.

     This Bond will terminate as to any one Insured immediately upon taking over of such Insured by a receiver or other liquidator or by State or Federal officials, or immediately upon the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured, or immediately upon such Insured ceasing to exist, whether through merger into another entity, or by disposition of all of its assets.

     The Underwriter shall refund the unearned premium computed at short rates in accordance with the standard short rate cancellation tables if terminated by the Insured or pro rata if terminated for any other reason.

     This Bond shall terminate

     (a) as to any Employee as soon as any partner, officer or supervisory Employee of the Insured, who is not in collusion with such Employee, shall learn of any dishonest or fraudulent act(s), including Larceny or Embezzlement on the part of such Employee without prejudice to the loss of any Property then in transit in the custody of such Employee (See Section 16[d]), or

     (b) as to any Employee 60 days after receipt by each Insured and by the Securities and Exchange Commission of a written notice from the Underwriter of its desire to terminate this bond as to such Employee, or

     (c) as to any person who is a partner, officer or employee of any Electronic Data Processor covered under this bond, from and after the time that the Insured or any partner or officer thereof not in collusion with such person shall have knowledge or information that such person has committed any dishonest or fraudulent act(s), including Larceny or Embezzlement in the service of the Insured or otherwise, whether such act be committed before or after the time this bond is effective.

SECTION 14. RIGHTS AFTER TERMINATION OR CANCELLATION

     At any time prior to the termination or cancellation of this bond as an entirety, whether by the Insured or the Underwriter, the Insured may give to the Underwriter notice that it desires under this bond an additional period of 12 months within which to discover loss sustained by the Insured prior to the effective date of such termination or cancellation and shall pay an additional premium therefor.

     Upon receipt of such notice from the Insured, the Underwriter shall give its written consent thereto; provided, however, that such additional period of time shall terminate immediately;

     (a) on the effective date of any other insurance obtained by the Insured, its successor in business or any other party, replacing in whole or in part the insurance afforded by this bond, whether or not such other insurance provides coverage for loss sustained prior to its effective date, or

     (b) upon takeover of the Insured's business by any State or Federal official or agency, or by any receiver or liquidator, acting or appointed for this purpose without the necessity of the Underwriter giving notice of such termination. In the event that such additional period of time is terminated, as provided above, the Underwriter shall refund any unearned premium.

     The right to purchase such additional period for the discovery of loss may not be exercised by any State or Federal official or agency, or by any receiver or liquidator, acting or appointed to take over the Insured's business for the operation or for the liquidation thereof or for any other purpose.

SECTION 15. CENTRAL HANDLING OF SECURITIES

     Securities included in the systems for the central handling of securities established and maintained by Depository Trust Company, Midwest Depository Trust Company, Pacific Securities Depository Trust Company, and Philadelphia Depository Trust Company, hereinafter called Corporations, to the extent of the Insured's interest therein as effective by the making of appropriate entries on the books and records of such Corporations shall be deemed to be Property.

     The words "Employee" and "Employees" shall be deemed to include the officers, partners, clerks and other employees of the New York Stock Exchange, Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange and Philadelphia Stock Exchange, hereinafter called Exchanges, and of the above named Corporations, and of any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and any employee of any recognized service company, while such officers, partners, clerks and other employees and employees of service companies perform services for such Corporations in the operation of such systems. For the purpose of the above definition a recognized service company shall be any company providing clerks or other personnel to said Exchanges or Corporation on a contract basis.

     The Underwriter shall not be liable on account of any loss(es) in connection with the central handling of securities within the systems established and maintained by such Corporations, unless such loss(es) shall be in excess of the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations, against such loss(es), and then the Underwriter shall be liable hereunder only for the Insured's share of such excess loss(es), but in no event for more than the Limit of Liability applicable hereunder.

     For the purpose of determining the Insured's share of excess loss(es) it shall be deemed that the Insured has an interest in any certificate representing any security included within such systems equivalent to the interest the Insured then has in all certificates representing the same security included within such systems and that such Corporations shall use their best judgment in apportioning the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations against such loss(es) in connection with the central handling of securities within such systems among all those having an interest as recorded by appropriate entries in the books and records of such Corporations in Property involved in such loss(es) on the basis that each such interest shall share in the amount(s) so recoverable or recovered in the ratio that the value of each such interest bears to the total value of all such interests and that the Insured's share of such excess loss(es) shall be the amount of the Insured's interest in such Property in excess of the amount(s) so apportioned to the Insured by such Corporations.

     This bond does not afford coverage in favor of such Corporations or Exchanges or any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and upon payment to the Insured by the Underwriter on account of any loss(es) within the systems, an assignment of such of the Insured's rights and causes of action as it may have against such Corporations or Exchanges shall to the extent of such payment, be given by the Insured to the Underwriter, and the Insured shall execute all papers necessary to secure to the Underwriter the rights provided for herein.

SECTION 16. ADDITIONAL COMPANIES INCLUDED AS INSURED

     If more than one corporation, co-partnership or person or any combination of them be included as the Insured herein:

     (a) the total liability of the Underwriter hereunder for loss or losses sustained by any one or more or all of them shall not exceed the limit for which the Underwriter would be liable hereunder if all such loss were sustained by any one of them.

     (b) the one first named herein shall be deemed authorized to make, adjust and receive and enforce payment of all claims hereunder and shall be deemed to be the agent of the others for such purposes and for the giving or receiving of any notice required or permitted to be given by the terms hereof, provided that the Underwriter shall furnish each named Investment Company with a copy of the bond and with any amendment thereto, together with a copy of each formal filing of the settlement of each such claim prior to the execution of such settlement,

     (c) the Underwriter shall not be responsible for the proper application of any payment made hereunder to said first named Insured,

     (d) knowledge possessed or discovery made by any partner, officer or supervisory Employee of any Insured shall for the purposes of Section 4 and Section 13 of this bond constitute knowledge or discovery by all the Insured, and

     (e) if the first named Insured ceases for any reason to be covered under this bond, then the Insured next named shall thereafter be considered as the first named Insured for the purposes of this bond.

SECTION 17. NOTICE AND CHANGE OF CONTROL

     Upon the Insured's obtaining knowledge of a transfer of its outstanding voting securities which results in a change in control (as set forth in Section 2(a) (9) of the Investment Company Act of 1940) of the Insured, the Insured shall within thirty (30) days of such knowledge give written notice to the Underwriter setting forth:

     (a) the names of the transferors and transferees (or the names of the beneficial owners if the voting securities are requested in another name), and

     (b) the total number of voting securities owned by the transferors and the transferees (or the beneficial owners), both immediately before and after the transfer, and

     (c)  the total number of outstanding voting securities.

     As used in this section, control means the power to exercise a controlling influence over the management or policies of the Insured.

     Failure to give the required notice shall result in termination of coverage of this bond, effective upon the date of stock transfer for any loss in which any transferee is concerned or implicated.

     Such notice is not required to be given in the case of an Insured which is an Investment Company.

SECTION 18. CHANGE OR MODIFICATION

     This bond or any instrument amending or effecting same may not be changed or modified orally. Not changes in or modification thereof shall be effective unless made by written endorsement issued to form a part hereof over the signature of the Underwriter's Authorized Representative. When a bond covers only one Investment Company no change or modification which would adversely affect the rights of the Investment Company shall be effective prior to 60 days after written notification has been furnished to the Securities and Exchange Commission, Washington, D.C. by the Insured or by the Underwriter. If more than one Investment Company is named as the Insured herein, the Underwriter shall give written notice to each Investment Company and to the Securities and Exchange Commission, Washington, D.C. not less than 60 days prior to the effective date of any change or modification which would adversely affect the rights of such Investment Company.

IN WITNESS WHEREOF, the Underwriter has caused this bond to be executed on the Declarations Page.

                        POLICYHOLDER DISCLOSURE STATEMENT
                                      UNDER
                      TERRORISM RISK INSURANCE ACT OF 2002

     You are hereby notified that under the federal Terrorism Risk Insurance Act of 2002 (the "Act") effective November 26, 2002, you now have a right to purchase insurance coverage for losses arising out of an Act of terrorism, which is defined in the Act as an act certified by the Secretary of the Treasury (i) to be an act of terrorism, (ii) to be a violent act or an act that is dangerous to (A) human life; (B) property or (C) infrastructure, (iii) to have resulted in damage within the United States, or outside of the United States in case of an air carrier or vessel or the premises of a U.S. mission and (iv) to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. You should read the Act for a complete description of its coverage. The Secretary's decision to certify or not to certify an event as an Act of Terrorism and thus covered by this law is final and not subject to review. There is a $100 billion dollar annual cap on all losses resulting from Acts of Terrorism above which no coverage will be provided under this policy and under the Act unless Congress makes some other determination.

     For your information, coverage provided by this policy for losses caused by an Act of Terrorism may be partially reimbursed by the United States under a formula established by the Act. Under this formula the United States pays 90% of terrorism losses covered by this law exceeding a statutorily established deductible that must be met by the insurer, and which deductible is based on a percentage of the insurer's direct earned premiums for the year preceding the Act of Terrorism.

                   COPY OF DISCLOSURE SENT WITH ORIGINAL QUOTE

INSURED NAME: NATIONS FUND TRUST

Policy Number: 492-08-52
Policy Period Effective Date From: JUNE 15, 2005               To: JUNE 15, 2006

                                 ENDORSEMENT #1

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                                OFAC ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that any provision of the policy extending, in any way, coverage to a territory outside of the United States is amended to add the following at the end thereof:

          If coverage for a claim under this policy is in violation of any United States of America economic or trade sanction, including but not limited to, sanctions administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), then coverage for that claim shall be null and void.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #2

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                               NAMED INSURED RIDER

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

Nations Master Investment Trust, a series fund consisting of:

Nations Marsico International Opportunities Master Portfolio
Nations Marsico 21st Century Master Portfolio
Nations Intermediate Bond Master Portfolio
Nations Marsico Focused Equities Master Portfolio
Nations Marsico Growth Master Portfolio
Nations International Equity Master Portfolio
Nations International Value Master Portfolio
Nations High Yield Bond Master Portfolio
High Yield Portfolio
Nations Strategic Growth Master Portfolio
Nations SmallCap Value Master Portfolio
Nations Small Company Master Portfolio

Nations Funds Trust, a series fund consisting of:

Nations Asset Allocation Fund
Nations Kansas Municipal Income Fund
Nations Global Value Fund
Nations Marsico International Opportunities Fund
Nations Marsico Focused Equities Fund
Nations Marsico Growth Fund
Nations High Yield Bond Fund
Nations MidCap Index Fund
Nations Marsico 21st Century Fund
Nations LifeGoal Growth Portfolio
Nations LifeGoal Balanced Growth Portfolio
Nations LifeGoal Income and Growth Portfolio
Nations LifeGoal Income Portfolio
Nations Government Securities Fund
Nations California Tax-Exempt Reserves
Nations California Intermediate Municipal Bond
Nations Convertible Securities Fund

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

Nations California Municipal Bond Fund
Nations Intermediate Bond Fund
Nations International Equity Fund
Nations International Value Fund
Nations Cash Reserves
Nations Treasury Reserves
Nations Government Reserves
Nations Municipal Reserves
Nations Money Market Reserves
Nations Tax-Exempt Reserves
Nations Bond Fund
Nations Value Fund
Nations MidCap Growth Fund
Nations LargeCap Index Fund
Nations LargeCap Enhanced Core Fund
Nations SmallCap Index Fund
Nations Short-Intermediate Government Fund
Nations Strategic Income Fund
Nations Municipal Income Fund
Nations Short-Term Income Fund
Nations Short-Term Municipal Income Fund
Nations Intermediate Municipal Bond Fund
Nations Florida Intermediate Municipal Bond Fund
Nations Florida Municipal Bond Fund
Nations George Intermediate Municipal Bond Fund
Nations Maryland Intermediate Municipal Bond Fund
Nations North Carolina Intermediate Municipal Bond Fund
Nations South Carolina Intermediate Municipal Bond Fund
Nations Tennessee Intermediate Municipal Bond Fund
Nations Texas Intermediate Municipal Bond Fund
Nations Virginia Intermediate Municipal Bond Fund
Nations Strategic Growth Fund
Nations SmallCap Value Fund
Nations MidCap Value Fund
Nations Small Company Fund
Corporate Bond Portfolio
Mortgage-and Asset-Backed Portfolio
High Income Portfolio

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

Nations Separate Account Trust, a series fund consisting of:

Nations Marsico International Opportunities Portfolio
Nations Marsico 21st Century Portfolio
Nations Small Company Portfolio
Nations Asset Allocation Portfolio
Nations MidCap Growth Portfolio
Nations Value Portfolio
Nations Marsico Focused Equities Portfolio
Nations Marsico Growth Portfolio
Nations International Value Portfolio
Nations High Yield Bond Portfolio

Nations Balanced Target Maturity Fund, Inc.
Hatteras Income Securities, Inc.
BACAP Alternative Multi-Strategy Fund, LLC (SEC-Registered)
BACAP Opportunity Strategy, LLC

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #3

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                      AMEND INSURING AGREEMENT (A) FIDELITY

1. It is agreed that Insuring Agreement (A) FIDELITY is deleted and replaced by the following:

                                  (A) FIDELITY

     Loss resulting from any dishonest or fraudulent act(s), including Larceny or Embezzlement committed by an Employee, committed anywhere and whether committed alone or in collusion with others, including loss of Property resulting from such acts of an Employee, which Property is held by the Insured for any purpose or in any capacity and whether so held gratuitously or not and whether or not the Insured is liable therefore.

     Dishonest or fraudulent act(s) as used in this Insuring Agreement shall mean only dishonest or fraudulent act(s) committed by such Employee with the intent:

          (a)  to cause the Insured to sustain such loss, or

          (b) to obtain thereby an improper financial benefit for the Employee, or for any person or entity intended by the Employee to receive such benefit.

     It is agreed that loss resulting from the intentional transfer of Property to the benefit of an innocent third party, committed by the Employee in the knowledge that such third party was not lawfully entitled to such Property and which Property is not lawfully recoverable by the Insured, shall be deemed to be a loss which meets the requirements of this Insuring Agreement. Such loss must result from acts committed by the Employee with the intent to cause the Insured to sustain such loss.

     Notwithstanding the foregoing however, it is agreed that with regard to Loans and Trading this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to make and which result in

          (i)  an improper financial benefit for the Employee, or

          (ii) an improper financial benefit for another person or entity with whom the Employee committing the dishonest or fraudulent act was in collusion, provided that the Insured establishes that the Employee intended to participate in the financial benefit.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     Salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other Employee benefits shall not constitute an improper financial benefit.

     The word "Loan" as used in this Insuring Agreement means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the insured and all transactions by which the Insured assumes an existing creditor relationship.

     The word "Trading" as used in this Insuring Agreement means trading or other dealings in securities, commodities, futures, options, foreign or Federal Funds, currencies, foreign exchange and the like.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #4

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                   AMEND INSURING AGREEMENT (B) AUDIT EXPENSE

It is agreed that:

1. Insuring Agreement (B), AUDIT EXPENSE, applies to the discovery of any loss sustained by the Insured and covered by this Bond.

2. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #5

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                AMEND INSURING AGREEMENT (G) COUNTERFEIT CURRENCY

It is agreed that:

1. Insuring Agreement (G), COUNTERFEIT CURRENCY, is amended so that coverage applied to any counterfeited money orders or altered paper currencies or coin of any country.

2. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #6

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                    COMPUTER SYSTEMS FRAUD INSURING AGREEMENT

It is agreed that:

1. The attached bond is amended by adding an additional Insuring Agreement as follows:

                                COMPUTER SYSTEMS

     Loss resulting directly from a fraudulent

     (1)  entry of data into, or

     (2)  change of data elements or programs within

     a Computer System; provided the fraudulent entry or change causes

          (a)  Property to be transferred, paid or delivered,

          (b) an account of the Insured, or of its customer, to be added, deleted, debited or credited, or

          (c) an unauthorized account or a fictitious account to be debited or credited;

     (3) voice instructions or advices having been transmitted to the Insured or its agent(s) by telephone;

and provided further, the fraudulent entry or change is made or caused by an individual acting with the manifest intent to:

          (a)  cause the Insured or its agent(s) to sustain a loss, and

          (b) obtain financial benefit for that individual or for other persons intended by that individual to receive financial benefit,

          (c)  and further provided such voice instructions or advices:

               (i) were made by a person who purported to represent an individual authorized to make such voice instructions or advices; and

               (ii) were electronically recorded by the Insured or its agent(s).

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     (4) It shall be a condition to recovery under the Computer Systems Rider that the Insured or its agent(s) shall to the best of their ability electronically record all voice instructions or advices received over telephone. The Insured or its agent(s) warrant that they shall make their best efforts to maintain the electronic recording system on a continuous basis. Nothing, however, in this Rider shall bar the Insured from recovery where no recording is available because of mechanical failure of the device used in making such recording, or because of failure of the media used to record a conversation from any cause, or error or omission of any Employee(s) or agent(s) of the Insured.

                               SCHEDULE OF SYSTEMS

Insureds Proprietary System

2.   As used in this Rider, Computer System means

     (a) computers with related peripheral components, including storage components, wherever located,

     (b)  systems and applications software,

     (c)  terminal devices,

     (d)  related communication networks or customer communication systems, and

     (e)  related Electronic Funds Transfer Systems,

by which data are electronically collected, transmitted, processed, stored, and retrieved.

3. In addition to the exclusions in the attached bond, the following exclusions are applicable to this Insuring Agreement:

     (a) loss resulting directly or indirectly from the theft of confidential information, material or data; and

     (b) loss resulting directly or indirectly from entries or changes made by an individual authorized to have access to a Computer System who acts in good faith on instructions, unless such instructions are given to that individual by a software contractor (or by a partner, officer or employee thereof) authorized by the Insured to design, develop, prepare, supply service, write or implement programs for the Insured's Computer System.

4.   The following portions of the attached bond are not applicable to this
     Rider:

     (a) the initial paragraph of the bond preceding the Insuring Agreements which reads

          "... at any time but discovered during the Bond Period,"

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     (b) Section 9-NON-REDUCTION AND NON-ACCUMULATION OF LIABILITY AND TOTAL LIABILITY

     (c)  Section 1 a-LIMIT OF LIABILITY

5. The coverage afforded by this rider applies only to loss discovered by the Insured during the period this Rider is in force.

6. All loss or series of losses involving the fraudulent activity of one individual, or involving fraudulent activity in which one individual is implicated, whether or not that individual is specifically identified, shall be treated as one loss. A series of losses involving unidentified individuals but arising from the same method of operation may be deemed by the Underwriter to involve the same individual and in that event shall be treated as one loss.

7. The Limit of Liability for the coverage provided by this Rider shall be LIMITED TO THE AMOUNT SHOWN IN ITEM 3 OF THE DECLARATIONS PAGE.

8. The Underwriter shall be liable hereunder for the amount by which one loss shall be in excess of the deductible shown in Item 3 OF THE DECLARATIONS PAGE.

9. If any loss is covered under this Insuring Agreement and any other Insuring Agreement or Coverage, the maximum amount payable for such loss shall not exceed the largest amount available under any one Insuring Agreement or Coverage.

10. Coverage under this Rider shall terminate upon termination or cancellation of the bond to which this Rider is attached. Coverage under this rider may also be terminated or cancelled without cancelling the bond as an entirety:

     (a) 90 days after receipt by the Insured of written notice from the Underwriter of its desire to terminate or cancel coverage under this Rider, or

     (b) immediately upon receipt by the Underwriter of a written request from the Insured to terminate or cancel coverage under this Rider.

The Underwriter shall refund to the Insured the unearned premium for this coverage under this Rider. The refund shall be computed at short rates if this Rider is terminated or cancelled or reduced by notice from, or at the instance of, the Insured.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

11. Section 4-LOSS-NOTICE-PROOF-LEGAL PROCEEDING of the Conditions and Limitations of this bond is amended by adding the following sentence:

     "Proof of Loss resulting from Voice Instructions or advices covered under this bond shall include Electronic Recordings of such Voice Instructions or advices."

12. Notwithstanding the foregoing, however, coverage afforded by this Rider is not designed to provide protection against loss covered under a separate Electronic and Computer Crime Policy by whatever title assigned or by whatever Underwriter written. Any loss which is covered under such separate Policy is excluded from coverage under this bond; and the Insured agrees to make claim for such loss under its separate Policy.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #7

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

              VOICE INITIATED TRANSFER FRAUD INSURING AGREEMENT (L)

It is agreed that:

1.   The attached bond is amended by adding an Insuring Agreement as follows:

                         VOICE INITIATED TRANSFER FRAUD

     Loss resulting directly from the Insured having, in good faith, transferred Funds or other Property from a Customer's account through a Computer System covered under the terms of the Computer System Fraud Insuring Agreement in reliance upon a fraudulent voice instruction transmitted by telephone which was purported to be from:

          (1) an officer, director, partner or employee of a Customer of the Insured who was authorized by the Customer to instruct the Insured to make such transfer;

          (2)  an individual person who is a Customer of the Insured; or

          (3) an Employee of the Insured in another office of the Insured who was authorized by the Insured to instruct other Employees of the Insured to transfer Funds, and was received by an Employee of the Insured specifically designated to receive and act upon such instructions,

     But the voice instruction was not from a person described in (1), (2), or
     (3) above, provided that:

               (i) such voice instruction was electronically recorded by the Insured and required password(s) or code word(s) given; and

               (ii) if the transfer was in excess of $100,000, the voice
                    instruction was verified by a call-back according to a prearranged procedure.

     In this Insuring Agreement:

     (A) Customer means an entity or individual which has a written agreement with the Insured authorizing the Insured to rely on voice instructions to make transfers and which has provided the Insured with the names of persons authorized to initiate such transfers and with which the Insured has established an instruction verification mechanism;

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     (B)  Funds means Money on deposit in an account.

2. In addition to the Conditions and Limitations in the bond and Computer Systems Fraud Insuring Agreement rider, the following provisions are applicable to the Voice Initiated Transfer Fraud Insuring Agreement:

     This Insuring Agreement does not cover loss resulting directly or indirectly from the assumption of liability by the Insured by contract unless the liability arises from a loss covered by this Insuring Agreement and would be imposed on the Insured regardless of the existence of the contract.

     Proof of loss for claim under the Voice Initiated Transfer Insuring Agreement must include electronic recordings of such voice instructions and the verification call-back, if such call was required.

3. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #8

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

               TELEFACSIMILE TRANSFER FRAUD INSURING AGREEMENT (K)

It is agreed that:

1. The attached bond is amended by adding an additional Insuring Agreement as follows:

     Loss resulting by reason of the Insured having transferred, paid or delivered any funds or Property, established any credit, debited any account, or given any value relying on any fraudulent instructions sent by a customer or financial institution by Telefacsimile Transmission directed to the Insured, authorizing or acknowledging the transfer, payment, or delivery of funds or property, the establishment of a credit debiting of any account, or the giving of value by the Insured, but only is such telefacsimile instructions:

          i) bear a valid test key exchanged between the Insured and a customer or another financial institution with authority to use such test key for Telefacsimile instructions in the ordinary course of business, but which test key has been wrongfully obtained by a person who was not authorized to initiate, make, validate or authenticate a test key arrangement; and

          ii) fraudulently purport to have been sent by such customer or financial institution, but which telefacsimile instruction were transmitted without the knowledge or consent of such customer or financial institution by a person other than such customer or financial institution and which bear a forged signature.

     "Telefacsimile" means a system of transmitting written documents by electronic signals over telephone lines to equipment maintained by the Insured within its communication room for the purposes of reproducing a copy of said document. It does not mean electronic communication sent by Telex, TWC, or electronic mail, or Automated Clearing House.

2. The Limit of Liability for the coverage provided by this rider shall be $20,000,000 it being understood, however, that such liability shall be part of and not in addition to the Limit of Liability stated in Item 3 of the Declaration of the attached bond.

     The Underwriter shall be liable hereunder for the amount by which a Single Loss exceeds the Deductible Amount of $100,000 but not in excess of the Limit of Liability stated above.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

3. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations conditions or agreements or the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #9

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                  AUTOMATED PHONE SYSTEM INSURING AGREEMENT (M)

It is agreed that:

1. The attached bond is amended by adding an additional Insuring Agreement as follows:

                             AUTOMATED PHONE SYSTEM

     1. Loss cause by an Automated Phone System ("APS") Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the bond Period all APS Designated Procedures with respect to the APS Transactions. The Unintentional isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance shall not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the Bond.

          1. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:

               a. "APS Transaction" means any APS Redemption, APS Exchange or APS Election.

               b. "APS Redemption" means any redemption of shares issued by an Investment Company which is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

               c. "APS Election" means any election concerning dividend options available to Fund Shareholders which is made over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

               d. "APS Exchange" means any exchange of shares in a registered account of one Fund into shares in an identically registered account of another Fund in the same complex pursuant to exchange privileges of the two Funds, which exchange is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

               e. "APS Designated Procedures" means all of the following procedures:

                    (1) Election in Application: No APS Redemption shall be executed unless the shareholder to whose account such an APS Redemption relates has previously elected by Official Designation to permit such APS Redemption.

                    (2) Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information transmitted by an individual caller through use of a telephone keypad in the course of such a request, and the records shall be retained for at least six months.

                         (a) Information contained in the records shall be capable of being retrieved through the following methods:

                              AUDIO TAPE AND OR TRANSACTIONS STORED ON COMPUTER DISKS

                         (b) Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success rate of no less than 85 percent.

                    (3) Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before execution of that APS Transaction by requiring the entry by the caller of a confidential personal identification number ("PIN")

                         (a) Limited Attempts to Enter PIN: If the caller fails to enter a correct PIN within three attempts, the caller must not be allowed additional attempts during the same (telephone call/twenty-four hour day) to enter the PIN

                    (4) Written Confirmation: A written confirmation of any APS Transaction shall be mailed to the shareholder(s) to whose account such APS Transaction relates, at the original record address, by the end of the Insured's next regular processing

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                         cycle, but in no event later than five business days following such APS Transaction.

                    (5) Access to APS Equipment: Access to the equipment which permits the entity receiving the APS Transaction request to process and effect the transaction shall be limited in the following manner:

2. Exclusions. It is further understood and agreed that this extension shall not cover:

     a.   Any loss covered under Insuring Agreement A. "Fidelity", of this Bond;

     b.   Any loss resulting from:

          (1) The redemption of shares, where the proceeds of such redemption are made payable to other than

               (i)  the shareholder of record, or

               (ii) a person officially Designated to receive redemption
                    proceeds, or

               (iii) a bank account officially Designated to receive redemption proceeds, or

          (2) The redemption of shares, where the proceeds of such redemption are paid by check mailed to any address, unless such address has either been

               (i) designated by voice over the telephone or in writing without a signature guarantee, in either case at least thirty (30) days prior to such redemption, or

               (ii) officially Designated, or

               (iii) verified by any other procedures which may be stated below in this Rider, or

          (3) The redemption of shares, where the proceeds of such redemption are paid by wire transfer to other than the shareholder's officially Designated bank account, or

          (4) the Intentional failure to adhere to one or more APS Designated Procedures.

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

3. Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, limitations, conditions or provisions of the attached bond other than above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #10

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                               AMENDED TERMINATION

It is agreed that:

1. The attached bond is hereby amended by deleting Section 13., TERMINATION, in its entirety and substituting the following:

     The Underwriter may terminate this bond as an entirety by furnishing written notice specifying the termination date which cannot be prior to 90 days after the receipt of such written notice by each Investment Company named as Insured and the Securities and Exchange Commission, Washington, D.C. The Insured may terminate this bond as an entirety by furnishing written notice to the Underwriter. When the Insured cancels, the Insured shall furnish written notice to the Securities and Exchange Commission, Washington, D.C. prior to 90 days before the effective date of the termination. The Underwriter shall notify all other Investment Companies named as Insured of the receipt of such termination notice and the termination cannot be effective prior to 90 days after receipt of written notice by all other Investment Companies. Premiums are earned until the termination date as set forth herein.

     This Bond will terminate as to any one Insured, (other than a registered management investment company), immediately upon taking over of such Insured by a receiver or other liquidator or by State or Federal officials, or immediately upon the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured, or immediately upon such Insured ceasing to exist, whether through merger into another entity, or by disposition of all of its asserts.

     This Bond will terminate as to any registered management investment company upon the expiration of 90 days after written notice has been given to the Securities and Exchange Commission, Washington, D.C.

     The Underwriter shall refund the unearned premium computed at short rates in accordance with the standard short rate cancellation tables if terminated by the Insured or pro rata terminated for any other reason.

     This bond shall terminate

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

     a. as to any Employee as soon as any partner, officer or supervisory Employee of the Insured, who is not in collusion with such Employee, shall learn of any dishonest or fraudulent act(s), including Larceny or Embezzlement on the part of such Employee without prejudice to the loss of any Property then in transit in the custody of such Employee and upon the expiration of ninety (90) days after written notice has been given to the Securities and Exchange Commission, Washington, D.C. (See Section 16(d) and to the Insured Investment Company, or

     b. as to any Employee 90 days after receipt by each Insured and by the Securities and Exchange Commission of a written notice from the Underwriter of its desire to terminate this bond as to such Employee, or

     c. as to any person, who is a partner, officer or employee of any Electronic Data Processor covered under this bond, from and after the time that the Insured or any partner or officer thereof not in collusion with such person shall have knowledge or information that such person has committed any dishonest or fraudulent act(s), including Larceny or Embezzlement in the service of the Insured or otherwise, whether such act be committed before or after the time this bond is effective and upon the expiration of ninety (90) days after written notice has been given by the Underwriter to the Securities and Exchange Commission, Washington DC and to the insured investment Company.

2. Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, limitations, conditions, or provisions of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #11

This endorsement, effective 12:01 AM June 15, 2005 forms a part of policy number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                               AUTOMATIC COVERAGE

It is agreed that:

1. If the Insured shall, while this bond is in force, establish any new funds other than by consolidation or merger with, purchase or acquisition of assets or liabilities of, another institution, such funds shall automatically be covered hereunder from the date of such establishment without the payment of additional premium for the remainder of the premium period.

2. If the Insured shall, while this bond is in force, require an increase in limits to comply with SEC Reg. 17g-1, due to an increase in asset size of current funds insured under this bond or by the addition of new funds, such increase in limits shall automatically be covered hereunder from the date of such increase without the payment of additional premium for the remainder of the premium period.

3. However, in no event, will the Single Loss Limit of Liability exceed $25,000,000 under any of the Insuring Agreements of this bond.

4. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #12

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                             OTHER INSURANCE CLAUSE

In consideration of the premium charged for this Bond, it is hereby understood and agreed that insurance available to the Bank of America Corporation and its subsidiaries under its Corporate Insurance Program which has a deductible for Thirty Million Dollars ($30,000,000) will not be deemed to be "other insurance of suretyship" with respect to Section 11 - Other Insurance of this Bond.

For purposes of this Rider, "Corporation Insurance Program" means the policies listed below and any renewals or replacements thereof:

FINANCIAL INSTITUTION BOND

Policy No.        Insurer                                  Type of Coverage
----------        -------                                  ----------------
492-39-26         National Union                           Crime Bond - Primary
QA033105          Lloyds                                   Crime Bond - 1st Excess
DOXG21666117002   Ace American Insurance Company           Crime Bond - 1st Excess
490PB0796         St. Paul Mercury                         Crime Bond - 1st Excess
492-39-67         National Union                           Crime Bond - 1st Excess
FIB000576402      Fidelity & Deposit Company of Maryland   Crime Bond - 1st Excess

QA033205          Lloyds                                   Crime Bond - 2nd Excess
524711002         Great American Insurance Company         Crime Bond - 2nd Excess
FIB000579302      Fidelity & Deposit Company of Maryland   Crime Bond - 2nd Excess

267895088         Continental Casualty Co.                 Crime Bond - 2nd Excess
DOXG21666154002   ACE American Insurance Company           Crime Bond - 2nd Excess
490BD0462         St. Paul Mercury                         Crime Bond - 2nd Excess

FIB000630000      Fidelity & Deposit Company of Maryland   Crime Bond - 3rd Excess

FIB400032205      Quanta Indemnity Company                 Crime Bond - 3rd Excess
FIF000792800      Arch Specialty Insurance Company         Crime Bond - 3rd Excess
82047439          Federal Insurance Company                Crime Bond - 3rd Excess
26820806          Continental Casualty Company             Crime Bond - 3rd Excess
ELU08924705       XL Specialty Ins Co                      FIP Blended - Primary

C002245003        Allied World Assurance Co. Ltd.          FIP Blended - 1st Excess
RNN505924         Axis Surplus Insurance Company           FIP Blended - 1st Excess

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

24MG05A7579       Houston Casualty Company   FIP Blended - 1st Excess
7727795PLFF2005   Max Re                     FIP Blended - 1st Excess


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #13

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                            TRIA PREMIUM ENDORSEMENT

It is agreed that:

1. the premium for coverage pursuant to the Terrorism Risk Insurance Act of 2002 ("TRIA Coverage") charged for the attached policy for the policy period is $3,495.

2. Any coverage provided for losses caused by an act of terrorism as defined by TRIA (TRIA Losses) may be partially reimbursed by the United States under a formula established by TRIA as follows: 90% of TRIA Losses in excess of the insurer deductible mandated by TRIA, the deductible to be based on a percentage of the insurer's direct earned premiums for the year preceding the act of terrorism.

3. A copy of the TRIA disclosure sent with the original quote is attached hereto.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

                                 ENDORSEMENT #14

This endorsement, effective 12:01 AM June 15, 2005 forms a part of bond number 492-08-52 Issued to NATIONS FUND TRUST by National Union Fire Insurance Company of Pittsburgh, Pa.

                             FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:

FORM NUMBER   EDITION DATE                         FORM TITLE
-----------   ------------                         ----------
81285         01/03          TRIA Dec Disclosure Form
87435         02/05          OFAC Endorsement
MNSCPT                       Named Insured Rider
MNSCPT                       Amend Insuring Agreement (A) Fidelity
MNSCPT                       Amend Insuring Agreement (B) Audit Expense
MNSCPT                       Amend Insuring Agreement (G) Counterfeit Currency
MNSCPT                       Computer Systems Fraud Insuring Agreement
MNSCPT                       Voice Initiated Transfer Fraud Insuring Agreement (L)
MNSCPT                       Telefacsimile Transfer Fraud Insuring Agreement (K)
MNSCPT                       Automated Phone System Insuring Agreement (M)
MNSCPT                       Amended Termination
MNSCPT                       Automatic Coverage
MNSCPT                       Other Insurance Clause
MNSCPT                       TRIA Premium Endorsement
41205         09/84          Investment Company Blanket Bond - DEC PAGE
41206         09/84          Investment Company Blanket Bond - GUTS


                                        /s/ John Keogh
                                        ----------------------------------------
                                        AUTHORIZED REPRESENTATIVE

            National Union Fire Insurance Company of Pittsburgh, Pa.
                        CLAIM REPORTING INFORMATION SHEET

Reporting Under Policy/Bond Number: 492-08-52

Type of Coverage: BOOK1998

Insured's Name, As Given On Policy Declaration (Face Page): NATIONS FUND TRUST

Contact Person: ________________________________________________________________

Title: _________________________________________________________________________

Phone: (______________)_________________-__________Ext__________________________

Case or Claimant Name: _________________________________________________________

________________________________________________________________________________

If The Party Involved Is Different From "Insured" Name (As Given On The Policy Declaration) State

Relationship: __________________________________________________________________

Insurance Broker/Agent: AON RISK SERVICES INC OF NY

Address: 55 EAST 52ND STREET
         NEW YORK, NY 10055-4725

Contact: KARL PETERSEN

Phone: _________________________________________________________________________

Name of Underwriter (If Known): Mark Fernandez

Please Provide The Information Requested Above So That We Can Expedite Our Service To You.

Send Notice Of Claims To: Attn: Segmentation
                          175 Water Street
                          9th Floor
                          New York, NY 10038

                          ICI MUTUAL INSURANCE COMPANY

                                  P.O. Box 730
                         Burlington, Vermont 05402-0730

                         INVESTMENT COMPANY BLANKET BOND
                                    (EXCESS)

                          ICI MUTUAL INSURANCE COMPANY
                                  P.O. Box 730
                         Burlington, Vermont 05402-0730

                                  DECLARATIONS

ITEM 1. Name of Insured (the "Insured")                              Bond Number
      NATIONS FUND TRUST                                             97430105B

     Principal Address: 245 Summer Street, Boston, MA 02111

ITEM 2. Bond Period: from 12:01 a.m. on June 15, 2005 to 12:01 a.m. on June 15, 2006, or the earlier effective date of the termination of this Bond, standard time at the Principal Address as to each of said dates.

ITEM 3. Limit of Liability

                                                         LIMIT OF     DEDUCTIBLE
                                                        LIABILITY     AMOUNT(1)
                                                       -----------   -----------
Insuring Agreement A--FIDELITY                         $10,000,000   $50,000,000
Insuring Agreement C--PREMISES                         $10,000,000   $50,000,000
Insuring Agreement D--IN TRANSIT                       $10,000,000   $50,000,000
Insuring Agreement E--FORGERY OR ALTERATION            $10,000,000   $50,000,000
Insuring Agreement F--SECURITIES                       $10,000,000   $50,000,000
Insuring Agreement G--COUNTERFEIT CURRENCY             $10,000,000   $50,000,000
Insuring Agreement H--STOP PAYMENT                     $10,000,000   $50,000,000
Insuring Agreement I--UNCOLLECTIBLE ITEMS OF DEPOSIT   $10,000,000   $50,000,000
Insuring Agreement J--COMPUTER SYSTEMS                 $10,000,000   $50,000,000
Insuring Agreement K--VOICE INITIATED TRANSFER FRAUD   $10,000,000   $50,000,000
Insuring Agreement L--TELAFACSIMILE TRANSFER FRAUD     $10,000,000   $50,000,000
Insuring Agreement M--AUTOMATED PHONE SYSTEM           $10,000,000   $50,000,000

(1)  Plus the applicable deductible of the Primary Bond

ITEM 4. PRIMARY BOND--National Union Fire Insurance Company Bond No. 492-08-52

ITEM 5. The liability of ICI Mutual Insurance Company (the "Underwriter") is subject to the terms of the following Riders attached hereto:

     Rider 1

     And of all Riders applicable to this Bond issued during the Bond Period.

ICI Mutual Insurance Company ("Underwriter"), in consideration of the required premium, and in reliance on the application and all other information furnished to the Underwriter by the Insured, and subject to and in accordance with the Declarations, General Agreements, Provisions, Conditions and Limitations of this bond, agrees to indemnity the Insured for loss, discovered during the Bond Period, which would otherwise have been paid under the PRIMARY BOND but for the fact that the loss exceeds the limit of liability of such Primary Bond. Coverage under this bond shall follow the terms and conditions of the PRIMARY BOND, except with respect to:

     a.   Any coverage exceptions specified by riders attached to this bond;

     b. The deductible amounts and limits of liability as stated in ITEM 3. of the Declarations and;

     c. The General Agreements, Provisions, Conditions and Limitations set forth herein.

GENERAL AGREEMENTS

A.   CHANGE OF MODIFICATION OF PRIMARY BOND

     If after the inception date of this bond the PRIMARY BOND is changed or modified, written notice of any such change or modification shall be given to the Underwriter as soon as practicable, not to exceed thirty (30) days after such change or modification, together with such information as the Underwriter may request. There shall be no coverage under this bond for any loss arising from or in any way related to such change or modification until such time as the Underwriter is advised of and specifically agrees by written endorsement to provide coverage for such change or modification.

B.   LOSS--NOTICE--PROOF--LEGAL PROCEEDINGS

     This Bond is for the use and benefit only of the Insured and the Underwriter shall not be liable hereunder for loss sustained by anyone other than the Insured (except that if the Insured includes such other loss in the Insured's proof of loss, the Underwriter shall consider its liability therefore.) As soon as practicable and not more than sixty (60) days after discovery of any loss covered hereunder, the Insured shall give the Underwriter written notice thereof and, as soon as practicable and within one year after such discovery, shall also furnish to the Underwriter affirmative proof of loss with full particulars. The Underwriter may extend the sixty day notice period or the one year proof of loss period if the Insured requests an extension and shows good cause therefore.

     The Underwriter shall not be liable hereunder for loss of Securities unless each of the Securities is identified in such proof of loss by a certificate or bond number or by such identification means as the Underwriter may require. The Underwriter shall have a reasonable period after receipt of a proper affirmative proof of loss within which to investigate the claim, but where the loss is of Securities and is clear and undisputed, settlement shall be made with forty-eight (48) hours even if the loss involved Securities of which duplicates may be obtained.

     The Insured shall not bring legal proceedings against the Underwriter to recover any loss hereunder prior to sixty (60) days after filing such proof of loss or subsequent to twenty-four (24) months after the discovery of such loss or, in the case of a legal proceeding to recover hereunder on account of any judgment against the Insured in or settlement of any suit or to recover court costs or attorneys' fees paid in any such suit, twenty-four (24) months after the date of the final judgment in or settlement of such suit. If any limitation in this bond is prohibited by any applicable law, such limitation shall be deemed to be amended to be equal to the minimum period of limitation permitted by such law.

     Notice hereunder shall be given to Manager, Professional Liability Claims, ICI Mutual Insurance Company, P.O. Box 730, Burlington, Vermont 05402-0730.

PROVISIONS, CONDITIONS AND LIMITATIONS

SECTION 1. DEFINITIONS

a. DEDUCTIBLE AMOUNT means the amount stated in ITEM 3. of the Declarations, applicable to each Single Loss. In no event shall this DEDUCTIBLE AMOUNT be reduced for any reason, including but not limited to, the non-existence, invalidity, insufficiency or uncollectibility of any UNDERLYING BOND(S), including the insolvency or dissolution of any Insurer providing coverage under any UNDERLYING BOND(S).

b. PRIMARY BOND means the bond scheduled in ITEM 5. of the Declarations or any bond that may replace or substitute for such bond.

c.   SINGLE LOSS means:

     (1) all loss resulting from any one actual or attempted theft committed by one person, or

     (2) all loss caused by any one act (other than a theft or a dishonest or fraudulent act) committed by one person, or

     (3) all loss caused by dishonest or fraudulent acts committed by one person, or

     (4)  all expenses incurred with respect to any one audit or examination, or

     (5) all loss caused by any one occurrence or event other than those specified in subsections (1) through (4) above.

d. UNDERLYING BOND means the PRIMARY BOND and all other insurance coverage referred to in ITEM 4. of the Declarations.

SECTION 2. SINGLE LOSS LIMIT OF LIABILITY

     The Underwriter's liability for each SINGLE LOSS shall not exceed the Limit of Liability as stated in ITEM 3. of the Declarations.

SECTION 3. DISCOVERY

     For all purposes under this bond, a loss is discovered, and discovery of a loss occurs, when the Insured

     (1)  becomes aware of facts, or

     (2) receives notice of an actual or potential claim by a third party which alleges that the Insured is liable under circumstances, which would cause a reasonable person to assume that loss covered by this bond has been or is likely to be incurred even though the exact amount or details of loss may not be known.

SECTION 4.  ASSIGNMENT OF RIGHTS

     Upon payment to the Insured hereunder for any loss, the Underwriter shall be subrogated to the extent of such payment to all of the Insured's rights and claims in connection with such loss; provided, however, that the Underwriter shall not be subrogated to any such rights or claims one named Insured under this bond may have against another named Insured under this bond. At the request of the Underwriter, the Insured shall execute all assignments or other documents and take such action as the Underwriter may deem necessary or desirable to secure and perfect such rights and claims, including the execution of documents necessary to enable the Underwriter to bring suit in the name of the Insured.

     Assignment of any rights or claims under this bond shall bind the Underwriter without the Underwriter's written consent.

SECTION 5. COOPERATION OF INSURED

     At the Underwriter's request and at reasonable times and places designated by the Underwriter the Insured shall:

     a. submit to examination by the Underwriter and subscribe to the same under oath, and

     b.   produce for the Underwriter's examination all pertinent records, and

     c.   cooperate with the Underwriter in all matters pertaining to the loss.

     The Insured shall execute all papers and render assistance to secure for the Underwriter the rights and causes of action provided for under this bond. The Insured shall do nothing after loss to prejudice such rights or causes of action.

SECTION 6. TERMINATION

     The Underwriter may terminate this bond as to any Insured or all Insureds only by written notice to such Insured or Insureds and, if this bond is terminated as to any investment company registered under the Investment Company Act of 1940, to each such investment company terminated thereby and to the Securities and Exchange Commission, Washington,

     D.C., in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

     The Insured may terminate this bond only by written notice to the Underwriter not less than sixty (60) days prior to the effective date of the termination specified in such notice. Notwithstanding the foregoing, when the Insured terminates this bond as to any investment company registered under the Investment Company Act of 1940, the effective date of termination shall be not less than sixty (60) days from the date the Underwriter provides written notice of the termination to each such investment company terminated thereby and to the Securities and Exchange Commission, Washington, D.C.

     This bond will terminate as to any Insured entity that is not an investment company registered under the Investment Company Act of 1940 immediately and without notice upon (1) the takeover of such Insured's business by any State or Federal official or agency, or by any receiver or liquidator, or
     (2) the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured.

     Premiums are earned until the effective date of termination. The Underwriter shall refund the unearned premium computed at short rates in accordance with the Underwriter's standard short rate cancellation tables if this bond is terminated by the Insured or pro rata if this bond is terminated by the Underwriter.

     Upon the detection by any Insured that an employee (as defined in the PRIMARY BOND) has committed any dishonest or fraudulent act(s) or theft, the Insured shall immediately remove such employee from a position that may enable such employee to cause the Insured to suffer a loss by any subsequent dishonest or fraudulent act(s) or theft. The Insured, within two
     (2) business days of such detection, shall notify the Underwriter with full and complete particulars of the detected dishonest or fraudulent act(s) or theft.

     For purposes of this section, detection occurs when any partner, officer, or supervisory employee of any Insured, who is not in collusion with such employee, becomes aware that the employee has committed any dishonest or fraudulent act(s) or theft.

     This bond shall terminate as to any employee (as defined the PRIMARY BOND) by written notice from the Underwriter to each Insured and, if such employee is an employee of an Insured investment company registered under the Investment Company Act of 1940, to the Securities and Exchange Commission, in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

SECTION 7. CONFORMITY

     If any limitation within this bond is prohibited by any law controlling this bond's construction, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.

SECTION 8. CHANGE OR MODIFICATION

     This bond may only be modified by written Rider forming a part hereof over the signature of the Underwriter's authorized representative. Any Rider which modified the coverage provided by Insuring Agreement A, Fidelity (or the equivalent insuring agreement) of the Primary Bond in a manner which adversely affects the rights of an Insured investment company registered under the Investment Company Act of 1940 shall not become effective until at least sixty (60) days after the Underwriter has given written notice thereof to the Securities and Exchange Commission, Washington, D.C., and to each Insured investment company registered under the Investment Company Act of 1940 affected thereby.

SECTION 9. DEDUCTIBLE AMOUNT; LIMIT OF LIABILITY

     The Underwriter shall not be liable under any Insuring Agreement unless the amount of the loss covered thereunder, after deducting the net amount of all reimbursement and/or recovery received by the Insured with respect to such loss (other than from the PRIMARY BOND or from any other bond, suretyship or insurance policy), shall exceed the applicable DEDUCTIBLE AMOUNT; in such case the Underwriter shall be liable only for such excess, subject to the applicable Limit of Liability and other agreements, provisions, conditions and limitations of this bond.

     The maximum liability of the Underwriter for any Single Loss covered by any Insuring Agreement under this bond shall be the Limit of Liability applicable to such Insuring Agreement, subject to the applicable DEDUCTIBLE AMOUNT and the other agreements, provisions, conditions and limitations of this bond.

                         GREAT AMERICAN INSURANCE GROUP
                             FIDELITY CRIME DIVISION

              FINANCIAL INSTITUTION EXCESS FOLLOW FORM CERTIFICATE

The Great American Insurance Company, herein called the UNDERWRITER

Bond Number:                 FS 554-46-22

Name and Address of Insured: NATIONS FUND TRUST
                             100 FEDERAL STREET
                             BOSTON, MA  02110

The UNDERWRITER, in consideration of an agreed premium, and in reliance upon the statements and information furnished to the UNDERWRITER by the Insured, and subject to the terms and conditions of the underlying coverage scheduled in ITEM 3 below, as excess and not contributing insurance, agrees to pay the Insured for loss which:

     (a) Would have been paid under the Underlying but for the fact that such loss exceeds the limit of liability of the Underlying Carrier(s) listed in ITEM 3, and

     (b) for which the Underlying Carrier has made payment, and the Insured has collected, the full amount of the expressed limit of the Underlying Carrier's liability.

ITEM 1. BOND PERIOD: from 12:01 a.m. on 6/15/2005 to 12:01 a.m. on 06/15/2006
                                       (inception)                (expiration)

ITEM 2. LIMIT OF LIABILITY AT INCEPTION: $15,000,000 PER OCCURRENCE

ITEM 3. UNDERLYING COVERAGE:

     A) CARRIER:     NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA
        LIMIT:       $20,000,000 SUBJECT TO A $100,000 DEDUCTIBLE
        BOND NUMBER: 492-08-52
        BOND PERIOD: 06/15/2005 -06/15/2006

     B) CARRIER:     CONTINENTAL CASUALTY COMPANY
        LIMIT:       $15,000,000
        BOND NUMBER: 268115878
        BOND PERIOD: 06/15/2005 -06/15/2006

ITEM 4. Coverage provided by this Bond is subject to the following attached Rider(s): N/A

ITEM 5. By acceptance of this Bond, you give us notice canceling prior Bond No. N/A, the cancellation to be effective at the same time this Bond becomes effective.

In witness whereof, the UNDERWRITER has caused this certificate to be signed by an Attorney-in-Fact of the UNDERWRITER this 13th day of January, 2006.

                                        THE GREAT AMERICAN INSURANCE COMPANY


                                        By: /s/ Frank Scheckton
                                            ------------------------------------
                                            (Attorney-in-Fact)

CNA                                                                 DECLARATIONS
                                                         EXCESS INSURANCE POLICY

CUSTOMER NUMBER                                                      DATE ISSUED
    232046                                                            02/17/2006

POLICY NUMBER               COVERAGE IS PROVIDED BY                  PRODUCER NO.
  268115878               Continental Casualty Company                 702859
                         (herein called 'Underwriter')

        NAMED INSURED AND ADDRESS                           PRODUCER NAME AND ADDRESS
ITEM 1. Nations Fund Trust (herein called 'Insured')        Aon Risk Services, Inc.
        100 Federal Street                                  Karl Petersen
        Boston, MA 02110                                    55 East 52nd Street, 33rd Floor
                                                            New York, NY 10055

ITEM 2. Bond Period: from 12:01 a.m. on 06/15/2005 to 12:01 a.m. on 06/15/2006 standard time.

ITEM 3. Single Loss Limit of Liability: $15,000,000

ITEM 4. Underlying Insurance:

Primary                                   Single Loss
Underlying Insurance   Policy Number   Limit of Liability   Deductible
--------------------   -------------   ------------------   ----------
National Union Fire      492-08-52        $20,000,000        $100,000
Insurance Company of
Pittsburgh, PA

Excess                                    Single Loss
Underlying Insurance   Policy Number   Limit of Liability   Deductible
--------------------   -------------   ------------------   ----------
n/a

ITEM 5. Notice of claim should be sent to the
        Underwriter at:                              CNA Global Specialty Lines
                                                     Financial Insurance
                                                     Division, Fidelity Bonding
                                                     40 Wall Street
                                                     New York, NY 10005

ITEM 6. The liability of the Underwriter is subject to the terms of the following riders attached hereto:

     PRO-9482 Trade and Economic Sanctions Endorsement

ITEM 7. The Insured by the acceptance of this policy gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) n/a, such termination or cancellation to be effective as of the time this policy becomes effective.

                                        By: /s/ Daniel Fortin
                                            ------------------------------------
                                            Authorized Representative
                                        Date: 02/17/2006

                              EXCESS FIDELITY BOND
                                (NON-AGGREGATED)

In consideration of the payment of the premium and in reliance upon all statements made and information provided to the Underwriter by the INSURED and subject to the provisions of this policy, the Underwriter and the INSURED agree as follows:

SECTION I. INSURING AGREEMENT

     The Underwriter agrees to indemnify INSURED for loss discovered during the BOND PERIOD, which exceeds the UNDERLYING INSURANCE but is otherwise properly payable according to the terms of the UNDERLYING INSURANCE.

SECTION II. GENERAL AGREEMENTS

A.   DEFINITIONS

     Throughout this bond, the words "bond" and "policy" are interchangeable.

     BOND PERIOD means the period from the effective date and hour of this Bond as set forth in Item 2 of the Declarations, to the Policy expiration date and hour set forth in Item 2 of the Declarations, or its earlier cancellation date or termination date, if any.

     INSURED means those persons or organizations insured under the PRIMARY UNDERLYING INSURANCE, at its inception.

     NAMED INSURED means the organizations named in Item 1 of the Declarations.

     PRIMARY UNDERLYING INSURANCE means the Policy scheduled in Item 4 of the Declarations. UNDER1YING INSURANCE means all those Policies scheduled in
     Item 4 of the Declarations and any Policies replacing them.

B.   NOTICE TO UNDERWRITER OF LOSS OR LEGAL PROCEEDING

     At the earliest practicable moment, not to exceed the notice requirements specified in the PRIMARY UNDERLYING INSURANCE, the NAMED INSURED shall give the Underwriter notice thereof. Such notice is to be sent to: CNA Global Specialty Lines, Fidelity Bonding, 8th Floor, 40 Wall Street New York, NY 10005. Within six (6) months after such discovery, the NAMED INSURED shall furnish the Underwriter proof of loss, duly sworn, with full particulars; and if requested by the Underwriter, copies of proof of loss presented to the PRIMARY UNDERLYING INSURANCE.

     Legal proceedings for the recovery of any loss hereunder shall not be brought prior to the expiration of sixty (60) days after the proof of loss if filed with the Underwriter or after the expiration of twenty-four (24) months from discovery of such loss.

SECTION III. CONDITIONS AND LIMITATIONS

A.   UNDERLYING INSURANCE

     This bond is subject to all terms and conditions of the PRIMARY UNDERLYING INSURANCE (except premium, limit of liability, and any other provision set forth in this bond). However, should any provision of this bond conflict with any provision of the UNDERLYING INSURANCE, then the provisions of this bond shall control. All UNDERLYING INSURANCE in effect at the inception of this bond shall be maintained in full effect during the BOND PERIOD. If the UNDERLYING INSURANCE is amended or modified during the BOND PERIOD, the Underwriter shall be given written notice as required by the PRIMARY UNDERLYING INSURANCE and premium hereunder shall be adjusted as appropriate. Failure to comply with the foregoing shall not void this bond; however, in the event of such failure, the Underwriter shall only be liable to the same extent as if the UNDERLYING INSURANCE remained in full force and with the terms and conditions agreed to by the Underwriter.

B.   JOINT INSUREDS

     If two or more INSUREDS are covered under this Bond, the first NAMED INSURED shall act for all INSUREDS. Payment by the Underwriter to the first Named INSURED for any loss sustained by any INSURED shall fully release the Underwriter with respect to such loss. If the first named INSURED ceases to be covered under this Bond, the INSURED next named shall be considered as the first Named INSURED. The liability of the Underwriter for loss sustained by all INSUREDS shall not exceed the amount for which the Underwriter would have been liable had all such loss been sustained by one INSURED.

     Knowledge possessed or discovery made by any INSURED shall constitute knowledge or discovery by all INSUREDS for all purposes of this bond.

C.   SINGLE LOSS LIMIT OF LIABILITY

     The Underwriter's liability for each single loss shall not exceed the applicable Single Loss Limit of Liability shown in Item 3 of the Declarations.

D.   MAINTENANCE OF UNDERLYING INSURANCE AND DROP DOWN PROVISION

     1. The UNDERLYING INSURANCE shall be maintained during the BOND PERIOD on the same terms and conditions in effect upon the inception date of this Bond, subject to any reduction of the limits of liability available under the UNDERLYING INSURANCE solely by reason of payment in legal currency of losses covered thereunder. Except as provided in Section G. below, failure to comply with the foregoing shall not invalidate this Policy but the Insurer shall not be liable to a greater extent than if this condition had been complied with. To the extent that any UNDERLYING INSURANCE is not maintained during the POLICY PERIOD (including any applicable Extended Reporting Period) on the same terms and conditions in effect upon the inception date of this Policy:

          a. the INSUREDS shall be deemed to be self-insured for any loss not covered under the UNDERLYING INSURANCE due to such failure, and

          b. the UNDERLYING LIMITS shall not be deemed to be depleted due to any loss payments covered under the UNDERLYING INSURANCE on account of such changes in terms and conditions of such UNDERLYING Insurance.

     2. The NAMED ENTITY shall notify the Insurer in writing as soon as practicable before the effective date of any change in the terms and conditions of any UNDERLYING INSURANCE. This Policy shall become subject to such changes only if and to the extent the Insurer agrees thereto by written endorsement to this Policy prior to the effective date of such changes, and only if the INSUREDS pay any additional premium required by the Insurer.

     3. Notwithstanding any provisions of the UNDERLYING INSURANCE to the contrary, for the purpose of the coverage afforded under this Policy, any exhaustion of any sub-limit of liability within the UNDERLYING INSURANCE shall not be deemed to exhaust the UNDERLYING INSURANCE and the Insureds shall be deemed to be self-insured for the amount of any loss in excess of such sub-limit up to the amount of the total limit of liability of the UNDERLYING INSURANCE.

     4. Failure of any UNDERLYING INSURANCE to make payment due to insolvency or for any other reason, shall not reduce the UNDERLYING INSURANCE Limit of Liability and this bond shall continue to respond only to loss in excess of that unreduced amount.

E.   EXCLUSIONS

     This bond does not directly or indirectly cover:

     1. loss not reported to the Underwriter in writing within thirty (30) days after the termination of this bond;

     2. loss resulting from the effects of nuclear fission or fusion or radioactivity;

     3. loss of potential income, including but not limited to interest and dividends, not realized by an INSURED;

     4. damage of any type for which an INSURED is legally liable, except compensatory damages, but not multiples thereof, arising from a loss covered under this bond;

     5. all costs, fees and expenses incurred by an INSURED in establishing the existence of or amount of loss covered under this bond; or as a party to any legal proceedings even is such legal proceedings results in a loss covered under this bond;

     6.   loss resulting from indirect of consequential loss of any nature.

F.   CONFORMITY

     If any limitation embodies herein is prohibited by any law controlling the construction thereof, such limitation will be deemed to be amended to comply with the minimum requirements of such law.

G.   TERMINATION

     This Bond shall apply in conformance with the termination and/or cancellation provisions of the PRIMARY POLICY; provided that, in the event of the occurrence of the following, this bond shall terminate:

     - immediately upon the appointment of a trustee, receiver, or liquidator of any INSURED or the taking over of any INSURED by State or Federal officials; or

     -    immediately upon the dissolution or takeover of any INSURED; or

     -    immediately upon the exhaustion of the Aggregate Limit of Liability;
          or

     -    immediately upon the expiration of the BOND PERIOD; or

     - immediately upon the cancellation, termination or non-renewal of the any of the UNDERLYING INSURANCE.

H.   CHANGE OR MODIFICATION

     This bond or any amendment affecting same may not be changed or modified orally. No change in or modification of this bond shall be effective except when made by written endorsement to this bond duly executed by the Underwriter.

IN WITNESS WHEREOF, the Underwriter has caused this Policy to be executed by its Chairman and Secretary, but this Policy shall not be binding upon the Underwriter unless completed by the attachment of the Declarations and signed by a duly authorized representative of the Underwriter.


/s/ Steve Lilienthal                    /s/ Jonathan Kantor
-------------------------------------   ----------------------------------------
Chairman of the Board                   Secretary

                    TRADE AND ECONOMIC SANCTIONS ENDORSEMENT

In consideration of the premium paid, a new condition is added to the policy as follows:

This policy does not and shall not provide any coverage that is uninsurable under the laws or regulations of the United Sates concerning trade or economic sanctions.

All other provisions of the Policy remain unchanged.

This endorsement, which forms a part of and is for attachment to the Policy issued by the designated Insurers, takes effect on the effective date of said Policy at the hour stated in said Policy and expires concurrently with said Policy unless another effective date is shown below.

By Authorized Representative ___________________________________________________
(No signature is required issued with the Policy or if it is effective on the Policy Effective Date)

                          JOINT FIDELITY BOND AGREEMENT

     WHEREAS, Columbia Funds Series Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of forty-eight investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios; and

     WHEREAS, Columbia Funds Master Investment Trust (the "Master Trust") is an open-end management investment company registered as such under the 1940 Act, currently consisting of eleven investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios; and

     WHEREAS, Nations Separate Account Trust ("Separate Account Trust") is an open-end management investment company registered as such under the 1940 Act, currently consisting of ten investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios; and

     WHEREAS, BACAP Opportunity Strategy, LLC ("Opportunity Strategy") is a closed-end management investment company registered as such under the 1940 Act; and

     WHEREAS, BACAP Alternative Multi-Strategy Fund, LLC ("Multi-Strategy") is a closed-end management investment company registered as such under the 1940 Act; and

     WHEREAS, the Trust, the Master Trust, Separate Account Trust, Opportunity Strategy and Multi-Strategy are required to provide and maintain a fidelity bond pursuant to Rule 17g-1 under the 1940 Act; and

     WHEREAS, Rule 17g-1(b) provides that the fidelity bond may be in the form of a joint insured bond covering the Trust, the Master Trust, Separate Account Trust, Opportunity Strategy and Multi-Strategy; and

     WHEREAS, the Directors or Trustees of the Trust, the Master Trust, Separate Account Trust, Opportunity Strategy and Multi-Strategy, including a majority of such Directors or Trustees who are not "interested persons" (as that term is defined in the 1940 Act), have made the determinations required by Rule 17g-1, including those provisions specifically applicable to a joint insured bond;

     NOW, THEREFORE, the Trust, the Master Trust, Separate Account Trust, Opportunity Strategy and Multi-Strategy hereby agree as follows:

     1. Each of the Trust, the Master Trust, Separate Account Trust, Opportunity Strategy and Multi-Strategy will pay a portion of the premiums for the joint insured fidelity bond which is allocated pro rata according to the percentage each of their net assets bear to the aggregate net assets of all the insured parties or allocated pursuant to another Board approved ratable method.

     2. In the event recovery is received under the joint insured bond as a result of a loss sustained by two or more of the insured parties, each party shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which such party would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph
(d)(1) of Rule 17g-1 under the 1940 Act.

     This Agreement may be executed simultaneously in two or more counterparts, each of whom shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Dated: September 26, 2005               COLUMBIA FUNDS SERIES TRUST
                                        COLUMBIA FUNDS MASTER INVESTMENT TRUST
                                        NATIONS SEPARATE ACCOUNT TRUST


                                        By: /s/ Donald Fraude
                                            ------------------------------------
                                        Name: Donald Fraude


                                        BACAP OPPORTUNITY STRATEGY, LLC


                                        By: /s/ Maura McCarthy
                                            ------------------------------------
                                        Name: Maura McCarthy
                                        Title: Assistant Treasurer


                                        BACAP ALTERNATIVE MULTI-STRATEGY, LLC


                                        By: /s/ Maura McCarthy
                                            ------------------------------------
                                        Name: Maura McCarthy
                                        Title: Assistant Treasurer